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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

November 20, 2002

by and among

USA INTERACTIVE,

RED WING, INC.,

ENTERTAINMENT PUBLICATIONS, INC.,

and

CARLYLE-EPI PARTNERS, L.P.

i

ii

iii

        This Agreement and Plan of Merger, dated as of November 20, 2002 (this "Agreement"), is entered into by and among USA INTERACTIVE, a Delaware corporation ("Acquiror"), RED WING, INC., a Michigan corporation and a wholly-owned Subsidiary of Acquiror ("Merger Sub"), ENTERTAINMENT PUBLICATIONS, INC., a Michigan corporation (the "Company"), and Carlyle-EPI Partners, L.P. ("Carlyle-EPI"), a Delaware limited partnership, solely in its capacity as the initial Holder Representative hereunder.

RECITALS

        A. Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred herein to as the "Constituent Corporations") are hereby adopting a plan of merger, providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation. This merger (the "Merger") will be consummated in accordance with the laws of the State of Michigan and the terms of this Agreement and evidenced by a Certificate of Merger between Merger Sub and the Company in substantially the form of Annex A hereto (the "Certificate of Merger"), such Merger to be consummated as of the Effective Time of the Merger (as defined below).

        B. Prior to the execution of this Agreement, Acquiror has received all approvals of its shareholders and Board of Directors and any committees thereof required in connection with this Agreement and the transactions contemplated hereby, including without limitation the issuance of Acquiror Common Stock by Acquiror in connection with the Merger.

        C. Concurrently with the execution of this Agreement, Acquiror, and each of the Company Principal Shareholders have entered into a Registration Rights Agreement (the "Registration Rights Agreement") providing for, among other things, the registration of the shares of Acquiror Common Stock comprising the Stock Merger Consideration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a resale registration statement, and indemnification with respect to certain matters.

        D. For certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Holders.

        E. Concurrently with the execution of this Agreement, Acquiror and the Company Principal Shareholders, who hold, in the aggregate, a number of shares of Company Common Stock entitling the holders to cast votes in excess of that number of votes necessary for the adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, have entered into a Voting Agreement pursuant to which the Company's Principal Shareholders have agreed to vote all shares of Company Common Stock held by the Company's Principal Shareholders in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

        F. Certain capitalized terms used herein have the meanings ascribed to such terms in Article XI hereof.

AGREEMENT

        In order to consummate the Merger, and in consideration of the mutual agreements hereinafter contained, Acquiror, Merger Sub, the Holder Representative and the Company agree as follows:

ARTICLE I.
THE MERGER

        Section 1.1    Plan of Merger.

          (a)    The Merger.

            (i)    Merger of Merger Sub into the Company.    Upon the terms and conditions set forth in this Agreement, and in accordance with the Michigan Business Corporation Act (the "MBCA"), at the Effective Time of the Merger, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"), continuing its corporate existence under the MBCA as a wholly-owned Subsidiary of Acquiror. Any references herein to the Company and its Subsidiaries after the Closing Date shall be deemed references to the Surviving Corporation and its Subsidiaries.

            (ii)    Effect of the Merger.    At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the MBCA. Without limiting the generality of the MBCA, and subject to its provisions, at the Effective Time of the Merger the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of either Constituent Corporation shall thereforth attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

            (iii)    Articles of Incorporation; Bylaws; Directors and Officers.    At the Effective Time of the Merger, (A) the Articles of Incorporation and Bylaws of Merger Sub shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, which shall, concurrently with the Merger, be amended and restated as set forth in Annex B hereto; (B) the directors of Merger Sub immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation; (C) the officers of Merger Sub immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified; and (D) the name of the Surviving Corporation shall be "Entertainment Publications, Inc."

          (b)    Outstanding Capital Stock of Each Constituent Corporation and Effect on Capital Stock; Merger Consideration.

            (i)    Outstanding Capital Stock of Each Constituent Corporation.

              (A)    The Company.    The Company has authorized capital consisting of 20,000,000 shares of common stock, par value $.01 per share, of which 15,700,960 shares are issued and outstanding on the date hereof and entitled to vote.

              (B)    Merger Sub.    Merger Sub has authorized capital consisting of 1,000 shares of common stock, no par value, of which 500 shares are issued and outstanding on the date hereof and entitled to vote. The number of outstanding shares of stock of the Merger Sub will not change prior to the Effective Time of the Merger.

            (ii)    Effect on Capital Stock.    At the Effective Time of the Merger, by virtue of the Merger and without any further action on the part of the Company, the holders of Company

    Common Stock, Merger Sub or the holders of Merger Sub Common Stock (as hereinafter defined), the following events shall occur:

              (A)    Conversion of Company Common Stock; Cancellation of Treasury Stock.    Each share of Company Common Stock that is then issued and outstanding (excluding treasury shares and any Management Rollover Shares) (the "Company Shares") shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any Company Share shall thereafter represent the right to receive the aggregate per share consideration into which such Company Share was converted in the Merger, as determined pursuant to Section 1.1(d) or 1.1(e), as applicable. Each Management Rollover Share that is then issued and outstanding shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any Management Rollover Share shall thereafter represent the right to receive the aggregate per share consideration into which such Management Rollover Share was converted in the Merger, as determined pursuant to Section 1.1(f). Each share of Company Common Stock held in the treasury of the Company or owned by the Company immediately prior to the Effective Time of the Merger shall be canceled and extinguished and no payment shall be made with respect thereto; and

              (B)    Conversion of Merger Sub Common Stock.    All issued and outstanding shares of common stock of Merger Sub ("Merger Sub Common Stock") shall continue to be issued and shall be converted into 14,958.958 shares of Class A common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), with each share of Merger Sub Common Stock converted into 29.917916 shares of Surviving Corporation Common Stock. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub Common Stock automatically and for all purposes shall be deemed to represent the number of shares of Surviving Corporation Common Stock into which the shares of Merger Sub Common Stock represented by such certificate have been converted pursuant to this Section.

            (iii)    Options.    Pursuant to Section 6.8 of the Company's Stock Incentive Plan, upon the giving of at least 30-days prior notice of the consummation of the Merger to the Holders of Options: (A) all outstanding Options shall become fully vested and exercisable immediately prior to the Effective Time of the Merger and (B) all outstanding Options must be exercised on or before the Effective Time of the Merger and shall terminate and shall not be exercisable at any time thereafter. The Company shall give at least 30-days prior notice to each of the Holders of Options of the Change of Control (as defined in the Stock Incentive Plan) that will occur upon the consummation of the Merger. Holders of Options who have returned a properly executed Holder Acknowledgment in the form attached hereto as Exhibit 1.1(b)(iii) or exercised their Options, in each case on or prior to the Effective Time of the Merger shall be entitled to receive a portion of the Merger Consideration, as determined pursuant to Section 1.1(d) or 1.1(e), as applicable.

          (c)  The "Cash Merger Consideration", subject to adjustment pursuant to Sections 1.3(a) and 1.8 hereof, shall consist of (A) an amount in cash equal to (i) $184,507,500, minus (ii) Company Net Indebtedness, minus (iii) the Holder Allocable Expenses paid by Acquiror to the Holder Representative at Closing in accordance with Section 1.5, minus (iv) the Mezzanine Premium, and minus, (v) the Employee Bonus Amount (plus any payroll taxes that the Surviving Corporation must pay in connection therewith). The Stock Merger Consideration shall consist of a number of shares of Acquiror Common Stock equal to (i) $184,507,500 (subject to adjustment pursuant to Section 1.1(e) or 1.3(a), the "Stock Calculation Amount"), divided by (ii) the Average Trading Price.

        Any payments made by Acquiror pursuant to Section 3.2(a)(2) of the Registration Rights Agreement shall be accounted for as additional Cash Merger Consideration and shall be paid by the Acquiror in accordance with the terms of the Registration Rights Agreement.

          (d)  Subject to Section 1.1(e), the Merger Consideration (other than the shares of Surviving Corporation Class B Common Stock issuable in respect of the Management Rollover Shares (the "Management Rollover Consideration")), which is covered in Section 1.1(f)) shall be allocated among the Holders as set forth below in this subsection 1.1(d):

            (i)    Each Holder shall be entitled to receive, in respect of the Company Shares held by such Holder as of the Effective Time of the Merger (excluding any Company Shares issuable upon the exercise of any Options held by such Holder as of the Effective Time of the Merger), a portion of the Cash Merger Consideration equal to (x) the Cash Per Fully-Diluted Share (as defined below), multiplied by (y) the number of Company Shares held by such Holder as of the Effective Time of the Merger (but not including any Company Shares issuable upon the exercise of any Options held by such Holder as of the Effective Time of the Merger). Each Holder who delivers a Holder Acknowledgment to the Acquiror prior to the Closing shall be entitled to receive, in respect of the Options held by such Holder as of the Effective Time of the Merger, a portion of the Cash Merger Consideration equal to (i) the Cash Per Fully Diluted Share, multiplied by the aggregate number of Company Shares issuable upon exercise in full of all Options held by such Holder as of the Effective Time of the Merger, minus (ii) the amount equal to the Cash Percentage of the aggregate cash exercise price payable upon exercise of all Options held by such holder as of the Effective Time of the Merger.

            (ii)  Each Holder shall be entitled to receive, in respect of the Company Shares and/or Options (if such Holder delivers a Holder Acknowledgment to the Acquiror prior to the Closing) held by such Holder as of the Effective Time of the Merger, a portion of the Stock Merger Consideration, rounded down to the nearest whole share, equal to (x) the product of (i) the sum of the number of Company Shares held by such Holder as of the Effective Time of the Merger, plus the aggregate number of Company Shares issuable upon the exercise in full of all Options held by such holder as of the Effective Time of the Merger and (ii) the Stock Per Fully-Diluted Share (as defined below), minus (y) a number of shares of Acquiror Common Stock equal to (1) the amount of the Stock Percentage of the aggregate cash exercise price payable upon exercise of all Options held by such Holder as of the Effective Time of the Merger, divided by (2) the Average Trading Price.

            (iii)  The "Cash Per Fully-Diluted Share" shall mean (i) the sum of (A) the Cash Merger Consideration, plus (B) the amount of the Cash Percentage of the Aggregate Option Exercise Price (defined below), divided by (ii) the Aggregate Fully-Diluted Shares (as defined below). The "Stock Per Fully-Diluted Share" shall mean a number of shares of Acquiror Common Stock equal to (i) the sum of (A) the number of shares of Acquiror Common Stock comprising the Stock Merger Consideration, plus (B) the number of shares of Acquiror Common Stock equal to (1) the amount of the Stock Percentage of the Aggregate Option Exercise Price, divided by (2) the Average Trading Price, divided by (ii) the Aggregate Fully-Diluted Shares. The "Aggregate Fully-Diluted Shares" shall mean (x) the aggregate number of Company Shares issued and outstanding as of the Effective Time of the Merger, plus (y) the aggregate number of Company Shares issuable upon the exercise in full of all Options outstanding as of the Effective Time of the Merger. The "Aggregate Option Exercise Price" shall mean the sum of the cash exercise prices payable upon exercise in full of all outstanding Options as of the Effective Time of the Merger.

          (e)  Acquiror may elect to pay to all Optionholders cash in lieu of shares of Acquiror Common Stock that the Optionholders would otherwise be entitled to receive pursuant to Section 1.1(d) hereof in respect of the Company Shares and Options held by the Optionholders as of the Effective Time of the Merger by giving written notice to the Company of such election prior to the Closing. In the event that Acquiror elects to pay each Optionholder cash in lieu of shares of Acquiror Common Stock,

            (i)    the additional cash payment to each Optionholder shall be an amount equal to the number of shares of Acquiror Common Stock to which such Optionholder would otherwise be entitled pursuant to Section 1.1(d) if such election were not made, multiplied by the Average Trading Price (payments to be made to all Optionholders hereunder to be referred to as the "Additional Cash Payment").

            (ii)  the Stock Calculation Amount shall be decreased by the Additional Cash Payment.

            (iii)  the portion of the Stock Merger Consideration to which Holders of Company Shares (other than Optionholders) will be entitled shall be calculated as follows: each such Holder shall be entitled to receive, in respect of the Company Shares held by such Holder as of the Effective Time of the Merger, a portion of the Stock Merger Consideration, rounded down to the nearest whole share, equal to the product of (i) the number of Company Shares held by such Holder as of the Effective Time of the Merger multiplied by (ii) the Stock Per Outstanding Share (as defined below). For purposes of such calculation, (x) "Stock Per Outstanding Share" shall mean a number of shares of Acquiror Common Stock equal to (a) the number of shares of Acquiror Common Stock comprising the Stock Merger Consideration, divided by (b) the Aggregate Outstanding Shares, and (y) "Aggregate Outstanding Shares" shall mean the aggregate number of Company Shares issued and outstanding at the Effective Time of the Merger minus the number of Company Shares held by Optionholders as of the Effective Time of the Merger.

            (iv)  any conforming changes to this Agreement to reflect Acquiror's election pursuant to this Section 1.1(e) shall be made in an amendment to this Agreement, as reasonably agreed to by the parties hereto.

          (f)    Each Holder shall be entitled to receive, in respect of the Management Rollover Shares held by such Holder as of the Effective Time of the Merger, a number of shares of Class B Common Stock of the Surviving Corporation (the "Surviving Corporation Class B Stock") equal to the product of (i) the number of Management Rollover Shares held by such Holder as of the Effective Time of the Merger multiplied by (ii) 0.0006036.

        Section 1.2    Payment and Exchange of Certificates.    (a) Immediately prior to the Effective Time of the Merger, Acquiror shall instruct the transfer agent for the Acquiror Common Stock in its role as the exchange agent (the "Exchange Agent") to issue and deliver to each Holder, promptly after such Holder has surrendered the appropriate certificates representing Company Shares and a Representation Letter (or, in the case of Holders of Options, upon delivery of a Holder Acknowledgment prior to Closing), as well as any other customary documentation reasonably requested by the Exchange Agent, to the Acquiror at an address designated by such Holder or otherwise at such Holder's direction, stock certificates representing a number of shares of Acquiror Common Stock calculated in accordance with Section 1.1(d) (collectively, the "Acquiror Certificates").

          (b)  Concurrently with the Effective Time of the Merger, Acquiror shall pay to the Exchange Agent by wire transfer of immediately available funds an amount equal to the Cash Merger Consideration (less the Initial Escrow Amount). The Exchange Agent shall pay to each Holder, promptly after such Holder has surrendered the appropriate certificates representing Company Shares (or, in the case of Options, upon delivery of a Holder Acknowledgment to the Acquiror prior to Closing) to the Exchange Agent, by wire transfer of immediately available funds to an account designated by such Holder, in the case of a Holder of Company Shares, or by check to an address designated by such Holder, in the case of a Holder of Options, an amount equal to such Holder's portion of the Cash Merger Consideration into which such Holder's Company Shares and/or Options shall have been converted as a result of the Merger, calculated in accordance with Section 1.1(d) or 1.1(e), as applicable (less a portion of such Holder's portion of the Cash Merger Consideration equal to the Initial Escrow Amount, multiplied by such Holder's Applicable Percentage), which shall be deposited in escrow in accordance with Section 1.4 and the Escrow Agreement; provided, however, that any payment (including shares of Acquiror Common Stock) with respect to Options held by employees of the Company or any of its Subsidiaries ("Employee Options") shall be reduced by the amount of any taxes required to be withheld under applicable law with respect to such payments and amounts so withheld shall be paid by the Acquiror to the Surviving Corporation for disbursement to the applicable taxing authority. The Surviving Corporation shall issue certificates for the Surviving Corporation Class B Common Stock to the holders of Management Rollover Shares upon surrender of the certificates representing Management Rollover Shares.

          (c)  Acquiror shall not be obligated to deliver any Cash Merger Consideration or Stock Merger Consideration with respect to any Holder until Acquiror shall have received appropriate certificates representing Company Shares and a Representation Letter (or, in the case of Options, a Holder Acknowledgment prior to Closing).

          (d)  Upon (i) payment by Acquiror to each Holder of such Holder's portion of the Merger Consideration (including any adjustment thereto pursuant to Section 1.8(c)), less the Initial Escrow Amount, (ii) delivery by the Exchange Agent to the Holders of the Acquiror Certificates, if any, (iii) payment by Acquiror of the Retired Company Debt, (iv) payment by Acquiror of the Employee Bonuses to the employees set forth on a schedule to be delivered by the Company to Acquiror prior to Closing, (v) payment by Acquiror to the Holder Representative of the estimated Holder Allocable Expenses pursuant to Section 1.5 hereof, (vi) delivery by Acquiror of the Initial Escrow Amount to the Escrow Agent, and (vii) delivery by the Surviving Corporation of the Surviving Corporation Class B Common Stock, Acquiror shall be deemed to have satisfied its obligations to make payments in respect of the Merger Consideration.

          (e)  Pending surrender and exchange (or, in the case of Options, upon delivery of a Holder Acknowledgment to the Acquiror prior to the Closing), a holder's certificate or certificates for Company Shares, Management Rollover Shares or agreement with respect to Options (if such Holder has delivered a Holder Acknowledgment to the Acquiror prior to the Closing) shall be deemed for all purposes to evidence such holder's entitlement to receive such portion of the Merger Consideration into which such Company Shares, Management Rollover Shares and/or Options shall have been converted by the Merger.

          (f)    Notwithstanding anything to the contrary in this Agreement, no Holder shall be entitled to receive fractional shares of Acquiror Common Stock and each Holder whose Company Shares and/or Options were converted pursuant to the Merger into a portion of the Stock Merger Consideration and who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock shall be entitled to receive, in lieu of such fractional share, cash equal to (i) such fraction multiplied by, (ii) the Average Trading Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests in Acquiror Common Stock, Acquiror shall forward payments of such amounts to such holders of fractional interests subject to and in accordance with the terms hereof. No such Holder will be entitled to dividends, voting rights or any other shareholder rights in respect of any fractional share.

          (g)  In the event any certificate for Company Shares or Management Rollover Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, and providing for appropriate indemnification to Acquiror and Exchange Agent reasonably satisfactory to Acquiror, the Acquiror and Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate for Company Shares or Management Rollover Shares the Merger Consideration deliverable in respect thereof as determined in accordance with this Article I.

          (h)  From and after the Effective Time of the Merger, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates representing capital stock of the Company are presented to the Surviving Corporation for any reason they shall be canceled as provided in this Article I.

          (i)    None of Acquiror or the Surviving Corporation shall be liable to any holder of Company Shares and/or Options for Merger Consideration delivered to a public official pursuant to any applicable abandoned property escheat or similar law.

          (j)    Acquiror shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payments under the Code, or any provision of United States federal, state or local, or any foreign, tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Acquiror, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

        Section 1.3    Form of Consideration.    (a) In lieu of delivering the Stock Merger Consideration in the form of Acquiror Common Stock, Acquiror may, in addition to the Cash Merger Consideration, elect to pay all or any portion of the Stock Merger Consideration in cash; provided, that in no event shall the Stock Calculation Amount be less than Five Million Dollars ($5,000,000) unless there is no Stock Merger Consideration pursuant to the last sentence of this Section 1.3(a) or pursuant to Section 1.3(b). In the event that Acquiror elects to pay any portion of the Stock Merger Consideration in cash rather than Acquiror Common Stock, on the Closing Date, the Cash Merger Consideration shall be increased by an amount equal to (i) the Stock Calculation Amount, multiplied by, (ii) the Cash Consideration Percentage multiplied by, (iii) 0.9459459459, and such additional amount shall be treated as additional Cash Merger Consideration for all purposes under this Agreement. The Stock Calculation Amount shall be reduced by an amount equal to (i) the number of shares of Acquiror Common Stock comprising the Stock Merger Consideration that Acquiror has paid in cash pursuant to the provisions of this Section 1.3(a), multiplied by, (ii) the Average Trading Price. In the event that Acquiror elects to pay all of the Stock Merger Consideration in cash rather than Acquiror Common Stock, on the Closing Date, there shall be no Stock Merger Consideration issuable in the Merger, the additional Cash Merger Consideration issuable in the Merger in lieu of any Stock Merger Consideration shall be $175.0 million and the Stock Calculation Amount shall be zero.

          (b)  If the Acquiror Common Stock has been delisted from NASDAQ, unless the Acquiror Common Stock is then listed on NYSE, the Company and the Acquiror (unless, with respect to Acquiror, Acquiror shall have breached the covenant set forth in Section 5.7 hereof) shall each have the right to terminate this Agreement pursuant to Section 10.1(b)(ii) or 10.1(c)(ii) hereof, respectively, unless Acquiror agrees to pay all of the Stock Merger Consideration in cash, in which case the last sentence of Section 1.3(a) shall apply.

        Section 1.4    Escrow.    Notwithstanding the foregoing provisions of this Article I, on the Closing Date, an amount of cash equal to the Initial Escrow Amount shall be delivered by Acquiror to the Escrow Agent to be held in escrow in accordance with the terms of the Escrow Agreement, subject to the terms of Section 9.4, to serve as the sole and exclusive source of payment and remedy for any claim for Damages for which any Acquiror Indemnitee is entitled to indemnification pursuant to Section 9.2(a) hereof. The Escrow Amount shall be held by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form attached hereto as Annex C hereto (the "Escrow Agreement"). On the date that is twelve (12) months and one day after the Closing Date, each of Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse a portion of the Escrow Amount such that the Escrow Amount after such disbursement shall be equal to (x) $5,000,000, plus (y) an amount sufficient to satisfy any claims for indemnification submitted prior to such date in accordance with the terms of this Agreement and the Escrow Agreement to be held in escrow until such claims have been resolved in accordance with the terms hereof (the "Initial Retained Amount"), to the Holders (pro rata in accordance with their respective Applicable Percentages). For the avoidance of doubt, the Initial Retained Amount shall only be available for claims for Damages submitted prior to the date that is twelve (12) months after the Closing Date that have not been resolved as of such date. After the date that is twelve (12) months after the Closing Date, the Acquiror Indemnitee may only submit claims for indemnification for Tax Damages. Acquiror and the Holder Representative further agree to jointly instruct the Escrow Agent on the date that is thirty-six (36) months after the Closing Date to disburse a portion of the Escrow Amount equal to (x) the remaining Escrow Amount, less (y) an amount sufficient to satisfy any claims for indemnification for Tax Damages submitted prior to such date in accordance with the terms of this Agreement and the Escrow Agreement to be held in escrow until such claims have been resolved in accordance with the terms hereof, less (z) any portion of the Initial Retained Amount that remains in escrow, to the Holders (pro rata in accordance with their respective Applicable Percentages). In no event shall the Holder Representative have any liability under this Section 1.4, nor shall any Holder have any liability under this Section 1.4 in excess of such Holder's Applicable Percentage of the Escrow Amount. Notwithstanding the foregoing, any distributions to any holders of Employee Options pursuant to this Section 1.4 shall be net of the amount of any taxes required to be withheld from such distributions under applicable law, and the amounts so withheld shall be paid over to the Surviving Corporation for payment by the Surviving Corporation to the applicable Governmental Authority as required by law. In no event shall any Acquiror Indemnitee be entitled to payment pursuant to this Section 1.4 of any amount in excess of the Escrow Amount, plus any interest earned thereon.

        Section 1.5    Holder Allocable Expenses.    Within three (3) business days prior to the Closing Date, the Holder Representative will provide to Acquiror an itemized list of the Holder Allocable Expenses (which list shall include and specifically identify such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Allocable Expenses that are not then known or determinable). "Holder Allocable Expenses" shall mean the following fees and expenses that have been or are expected to be incurred by the Holder Representative on behalf of the Holders in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and that have not been paid as of such date: (i) the fees and disbursements of special outside counsel to the Holders and/or the Holder Representative incurred in connection with the transactions contemplated hereby, (ii) the fees and expenses of any other agents, advisors, consultants and experts employed by the Holders and/or the Holder Representative in connection with the Merger, including the fees of T.C. Group, L.L.C., (iii) any fees and expenses of the Company in connection with the transactions contemplated hereby in excess of $200,000 and (iv) the expenses of the Holder Representative incurred in such capacity (collectively, the "Holder Allocable Expenses"). On the Closing Date, Acquiror shall pay to the Holder Representative cash in the amount of such estimated Holder Allocable Expenses and the Holder Representative shall use such cash to pay the Holder Allocable Expenses. In no event will Acquiror, the Company, any of their Subsidiaries or the Holder Representative be responsible for payment of Holder Allocable Expenses in excess of the cash amounts paid to the Holder Representative by Acquiror under this Section 1.5.

        Section 1.6    Preparation of Statements of Working Capital.    (a) On or before December 30, 2002, the Holder Representative shall prepare and deliver to Acquiror a Statement of Working Capital of the Company and its Subsidiaries as of November 29, 2002 (the "November Statement of Working Capital"). If the Closing Date is on or prior to January 14, 2003, within 30 days after the Closing Date, Acquiror shall prepare and deliver to the Holder Representative a Statement of Working Capital of the Company and its Subsidiaries as of December 31, 2002 (the "December Statement of Working Capital"). If the Closing Date is after January 14, 2003, prior to the Closing, the Holder Representative shall prepare and deliver to Acquiror the December Statement of Working Capital. The Statements of Working Capital shall be based upon the books and records of the Company, shall be prepared in accordance with GAAP in a manner consistent with the accounting principles used in preparing the September 2002 Balance Sheet and shall present fairly, in all material respects, the financial condition of the Company before giving effect to the consummation of the transactions under this Agreement which are contemplated to take effect as of the Closing Date, except in each case as otherwise provided in this Section 1.6 or in the definition of "Working Capital."

          (b)  If the receiving party has no objections to the applicable Statement of Working Capital prepared and delivered by the preparing party pursuant to subsection (a), it shall so notify the receiving party, and such Statement of Working Capital shall become final on the date such receiving party provides such notice. If either receiving party has any objections to the applicable Statement of Working Capital delivered by the preparing party, it will deliver a written statement describing its objections to such Statement of Working Capital to the preparing party within 15 business days after the later of the delivery of such Statement of Working Capital and the Closing Date. The receiving party's failure to deliver a written statement of objections within 15 business days after the later of the delivery of such Statement of Working Capital and the Closing Date shall constitute such receiving party's acceptance of such Statement of Working Capital, in which event, such Statement of Working Capital shall become final on such 15th business day after the later of the delivery of such Statement of Working Capital and the Closing Date. The Acquiror and its independent certified public accountants, Ernst & Young, shall, during the period between the delivery by the Holder Representative of the November Statement of Working Capital and the Closing Date, be permitted to have access to, examine and make copies of all books and records (including but not limited to correspondence memoranda, books of account and the like) related to the Company and be permitted to review the working papers of PWC relating to the November Statement of Working Capital and shall have access to the Company, PWC and their personnel, subject to, in the case of the working papers and personnel of PWC, delivering an access letter in form and substance satisfactory to PWC. The Holder Representative, and its independent certified public accountants, PWC, shall, during the period between the delivery by Acquiror of the December Statement of Working Capital and the final resolution of any dispute relating thereto in accordance herewith, be permitted to have access to, examine and make copies of all books and records (including but not limited to correspondence, memoranda, books of account and the like) relating to the Company and be permitted to review the working papers of Ernst & Young relating to such Statement of Working Capital and shall have access to Acquiror, the Company and Ernst & Young and their personnel, subject to, in the case of the working papers and personnel of Ernst & Young, delivering an access letter in form and substance satisfactory to Ernst & Young. Acquiror and Ernst & Young shall cooperate with the Holder Representative and PWC in facilitating such review. If any objection cannot be resolved by the parties within 15 days following delivery of the receiving party's notice of objection, Deloitte & Touche (or if Deloitte & Touche is unavailable for any reason, KPMG (in each case, the "Independent Auditors") will be retained to resolve all remaining objections. The Independent Auditors shall be bound by the provisions of this

  Section 1.6 and the defined accounting terms and other terms set forth in this Agreement). The parties may submit to such firm any facts or materials which they deem relevant to the determination. The determination of the Independent Auditors shall be made within 15 business days of the date on which such Independent Auditors are appointed and shall be set forth in writing and will be conclusive, non-appealable and binding upon the parties hereto for all purposes. When the November Statement of Working Capital, the December Statement of Working Capital and the Statement of December Cash have each become final pursuant to the provisions of this Section 1.6, the Holder Representative and Acquiror shall calculate the December 20 2002 Working Capital in a manner consistent with the calculation of the Target Working Capital set forth on Schedule 1.6 hereto. Any disputes with respect to the calculation of the December 20 2002 Working Capital shall be submitted to the Independent Auditors on the same terms (including time periods) and conditions set forth above with respect to the retention of Independent Auditors.

          (c)  The Holder Representative and Acquiror shall each pay the fees and expenses of their respective internal and independent accountants and personnel incurred pursuant to this Section 1.6. In the event the parties submit any unresolved objections to the Independent Auditors for resolution as provided in Section 1.6(b) or 1.8(b), the fees and expenses of the Independent Auditors shall be paid one half by the Holder Representative, on behalf of the Holders, and one half by Acquiror.

        Section 1.7    Adjustments Resulting from December 20 2002 Working Capital.    If the December 20 2002 Working Capital of the Company, as finally determined pursuant to Section 1.6, is less than the Target Working Capital, minus $250,000, the amount due to be paid to the Holders pursuant to Section 1.8(c) shall be reduced by the amount of such deficiency, together with interest on the amount of such deficiency from the Closing Date until the date of such payment at a fixed rate of interest equal to 6% per annum.

        Section 1.8    Preparation of Statement of December Cash.    (a) If the Closing Date is on or prior to January 30, 2003, (i) prior to Closing the Holder Representative shall prepare and deliver to the Acquiror a statement of estimated December Cash (the "Preliminary Statement of December Cash") and (ii) Acquiror will prepare and deliver to the Holder Representative a Statement of December Cash by the later of (a) January 30, 2003 or (b) 15 business days after the Closing Date. If the Closing Date is after January 30, 2003, prior to Closing the Holder Representative shall prepare and deliver to Acquiror a Statement of December Cash. The Statement of December Cash, whether prepared by the Holder Representative or the Acquiror, shall be prepared in accordance with GAAP in a manner consistent with the accounting principles used in preparing the September 2002 Balance Sheet.

          (b)  If the receiving party has no objections to the Statement of December Cash prepared and delivered by the preparing party pursuant to Section 1.8(a), it shall so notify the preparing party, and the Statement of December Cash shall become final on the date the receiving party provides such notice. If the receiving party has any objections to the Statement of December Cash delivered by the preparing party, it will deliver a written statement describing its objections to the Statement of December Cash within 15 business days after the later of the delivery of such Statement of December Cash and the Closing Date. The receiving party's failure to deliver a written statement of objections within 15 business days after the later of the delivery of such Statement of December Cash and the Closing Date shall constitute the receiving party's acceptance of the Statement of December Cash, in which event, the Statement of December Cash shall become final on such 15th business day after the later of the delivery of such Statement of December Cash and the Closing Date. The receiving party, if it is the Holder Representative, and PWC shall, during the period between the delivery by Acquiror of the Statement of December Cash and the final resolution of any dispute relating thereto, be permitted to have access to, examine and make copies of all books and records (including but not limited to correspondence, memoranda, books of account and the like) relating to the Company and be permitted to review the working papers of Ernst & Young relating to such Statement of December Cash and shall have access to Acquiror, the Company and Ernst & Young and their personnel, subject to, in the case of the working papers and personnel of Ernst & Young, delivering an access letter in form and substance satisfactory to Ernst & Young. Acquiror and Ernst & Young shall cooperate with the Holder Representative and PWC in facilitating such review. If any objection cannot be resolved by the parties within 15 business days following delivery of the receiving party's notice of objection, Independent Auditors will be retained to resolve all remaining objections. The Independent Auditors shall be bound by the provisions of this Section 1.8 and the defined accounting terms and other terms set forth in this Agreement. The parties may submit to such firm any facts or materials which they deem relevant to the determination. The determination of the Independent Auditors shall be made within 15 business days of the date on which such Independent Auditors are appointed and shall be set forth in writing and shall be conclusive, non-appealable and binding upon the parties hereto for all purposes.

          (c)  The Cash Merger Consideration described in Section 1.1(c) will be adjusted as follows: Acquiror shall pay to the Holders entitled to receive the Merger Consideration (pro rata in accordance with their respective Applicable Percentages) the amount by which December Cash of the Company set forth on the Statement of December Cash, as finally determined pursuant to this Section, exceeds the Distributable December Cash, together with interest on the amount of such payment from the Closing Date until the date of such payment at a fixed rate of interest equal to 6% per annum, by wire transfer or delivery of other immediately available funds to the account designated by such Holder pursuant to Section 1.2(b), in the case of a Holder of Company Shares, or through the Company's payroll, in the case of a Holder of Options, within five business days after the date on which the December Cash of the Company as reflected on the Statement of December Cash is finally determined pursuant to this Section; provided, however, that such payment shall not be made by Acquiror prior to the time that December 20 2002 Working Capital is finally determined pursuant to Section 1.6 above; and provided, further, that any amounts due to be released to Acquiror pursuant to Section 1.7, if any, shall reduce the payment to the Holders due under this Section 1.8(c) in accordance with Section 1.7.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Acquiror and Merger Sub as provided in Sections 2.1 through 2.28, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct (except to the extent such representations or warranties speak as of an earlier date or time):

        Section 2.1    Corporate Organization of the Company.    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Michigan and has the corporate power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted and to perform all its obligations under the Company Material Contracts (as defined below). The copies of the Articles of Incorporation and Bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete. Except as set forth on Schedule 2.1, the Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Schedule 2.1 sets forth a true, correct and complete list of all assumed names used by the Company and its Subsidiaries.

        Section 2.2    Subsidiaries.    (a) Set forth on Schedule 2.2 is a complete and accurate list of each Subsidiary of the Company. Except as set forth on Schedule 2.2, each Subsidiary of the Company has been duly formed and is validly existing as a corporation in good standing under the laws of its jurisdiction of formation and up-to-date in the filing of all returns under the laws of its jurisdiction of formation and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted, to own or lease its assets and properties and to perform all its obligations under its contracts. The Company has previously made available to Acquiror copies of the organizational documents of each Subsidiary of the Company. Such copies are true, correct and complete. Except as set forth on Schedule 2.2, each such Subsidiary is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (b)  Except as set forth on Schedule 2.2, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, other than investments conducted through mutual funds or the Company's 401(k) plan or similar investments.

        Section 2.3    Capitalization of the Company.    (a) The authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock, of which 15,700,960 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.

          (b)  Except as set forth on Schedule 2.3(b), there are no (i) outstanding Options, stock appreciation rights ("SARs") or other securities convertible into or exchangeable or exercisable for shares of capital stock of the Company or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of capital stock of the Company, (ii) securities of the Company reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the capital stock of the Company have been granted, (iv) shareholders agreements among any current or former shareholders of the Company with respect to the voting or transfer of shares of capital stock or other matters concerning such capital stock, (v) statutory or contractual preemptive rights or rights of first refusal or similar rights with respect to the Company Common Stock or (vi) agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its capital stock.

          (c)  Schedule 2.3(c) sets forth a true and complete list as of the date hereof of all holders of outstanding Options, the exercise price per share, the term of each such Option, whether such Option is a nonqualified stock option or incentive stock option, whether the optionee is an employee of the Company on the date of this Agreement and any restrictions on exercise or sale of such Option or underlying shares (other than any restrictions contained in the agreements listed on Schedule 2.3(b)).

        Section 2.4    Capitalization of Subsidiaries.    The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 2.4, the Company owns (or another Subsidiary of the Company owns) of record and beneficially all the issued and outstanding interests in each such Subsidiary, free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 2.4, there are no outstanding options (whether vested or unvested), warrants, rights or other securities exercisable or exchangeable for any capital stock of any Subsidiary, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of any such Subsidiary's capital stock, or any agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

        Section 2.5    Due Authorization.    The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company and, except for approval of this Agreement by the Shareholders in accordance with the MBCA, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) ratification and approval of the designation of the Holder Representative pursuant to Section 12.1 and the other transactions contemplated hereby in accordance with the MBCA by the Shareholders and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Holder Representative has all requisite limited partnership power and authority to execute, deliver and perform this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the general partner of the Holder Representative and no other limited partnership proceeding on the part of the Holder Representative is necessary to authorize this Agreement, the Escrow Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Escrow Agreement will be, duly and validly executed and delivered by the Holder Representative and constitutes, or will constitute, the legal, valid and binding obligations of the Holder Representative, enforceable against the Holder Representative in accordance with their terms, subject to (i) ratification and approval of the designation of the Holder Representative pursuant to Section 12.1 and the other transactions contemplated hereby in accordance with the MBCA by the Shareholders and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        Section 2.6    No Conflict.    Except as set forth in Schedule 2.6, and subject to Section 2.20, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (i) result in any material violation or material breach of any applicable law, rule or regulation of any governmental body, (ii) result in any violation or breach of (A) the Articles of Incorporation, Bylaws or other organizational documents of the Company or any of its Subsidiaries, or (B) any order, judgment or decree applicable to the Company or any of its Subsidiaries or their respective assets, (iii) terminate or result in the termination of any Company Material Contract, (iv) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries, or (v) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, (other than a Permitted Lien) or result in a material violation or revocation of any required Permit or required approval from any Governmental Authority.

        Section 2.7    Financial Statements; Liabilities.    (a) Attached as Schedule 2.7(a) hereto are (x) the audited consolidated balance sheets as of June 30, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity, and cash flow for the years ended June 30, 2002 and 2001 and the six-month period ended June 30, 2000, together with the auditors' reports thereon (the "Audited Financial Statements"), and (y) the unaudited consolidated balance sheet and statements of operations, stockholders' equity and cash flow of the Company and its consolidated Subsidiaries as of and for the period ending September 30, 2002 (the "Interim Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"), all of which (i) are complete in all material respects, (ii) have been prepared in accordance with the books and records of the Company and its Subsidiaries, (iii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes or the audit opinion related thereto, copies of which are included as part of Schedule 2.7(a) hereto), (iv) with respect to the Interim Financial Statements, have been prepared in a matter consistent, in all material respects, with the preparation of the Audited Financial Statements and (v) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates stated in such financial statements and the results of their operations for the periods stated therein (subject to, in the case of the Interim Financial Statements, with respect to clauses (i) through (v), normal year-end adjustments and the absence of footnotes). Except as set forth in Schedule 2.7(a), such Financial Statements do not reflect any material change in accounting principles during the periods indicated.

          (b)  Except as set forth in Schedule 2.7(b) or disclosed in the Financial Statements (or notes thereto), neither the Company nor any of its Subsidiaries has any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (A) are disclosed in or accrued or reserved against in the September 2002 Balance Sheet, (B) were incurred after September 30, 2002 and on or prior to the date hereof in the ordinary course of business and consistent with past practices, or set forth on Schedule 2.7(b) hereof, (C) have been discharged or paid in full prior to the date hereof, (D) are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied or (E) are incurred after the date hereof and that would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        Section 2.8    Employee Benefits.    (a) Schedule 2.8(a) lists as of the date hereof all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current employment or executive compensation or severance agreements (or former employment, executive compensation or severance agreements to the extent payments are currently being made under such agreements) maintained or contributed to for the benefit of any employee or former employee of (i) the Company, or (ii) with respect to any such "employee benefit plan" which is subject to Title IV of ERISA, any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate") as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (each a "Benefit Plan," collectively, the "Benefit Plans"). Benefit Plans shall include each Benefit Plan maintained in the U.S. or any foreign jurisdiction. True and complete copies of (i) the two (2) most recent annual reports on Form 5500 (with Schedules and attachments) where such report is required, and (ii) the plan documents, including any related trust agreements, and other material documents governing each such Benefit Plan, have been made available to Acquiror.

          (b)  Except as set forth on Schedule 2.8(b):

            (i)    No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has incurred any liability (contingent or otherwise) with respect to any such Benefit Plan. Neither the Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute or incurred a liability (contingent or otherwise) with respect to any Multiemployer Plan or to a Multiple Employer Plan. For these purposes, "Multiemployer

    Plan" means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA, and "Multiple Employer Plan" means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

            (ii)  Each Benefit Plan has been maintained in all material respects, by its terms and in operation, in accordance with the requirements of applicable law (including, without limitation, with the requirements of ERISA and the Code).

            (iii)  Each Benefit Plan intended to qualify under Section 401(a) of the Code is so qualified and each Benefit Plan has adopted all amendments necessary to comply with the Code on or before the remedial amendment period deadline specified for each such amendment pursuant to Section 401(b) of the Code or IRS promulgations, and the trust created thereunder satisfies the provisions of Section 501(a) of the Code. No such Benefit Plan has been operated in a manner which would cause it to be disqualified in operation. Each Benefit Plan that is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the IRS to be so exempt.

            (iv)  No Benefit Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively. With respect to any Benefit Plan, (i) neither the Company, nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Sections 502(c), 502(i) or 502(l), nor, to the knowledge of the Company, is there a basis for any such claim and (ii) to the knowledge of the Company, no officer, director or employee of the Company has committed a material breach of any fiduciary responsibility or obligation imposed by Title I of ERISA with respect to any Benefit Plan. Other than routine claims for benefits, there is no claim or proceeding (including any audit or, to the knowledge of the Company, investigation) pending or, to the knowledge of the Company, threatened, involving any Benefit Plan by any Person or any Governmental Authority.

            (v)  Schedule 2.8(b)(v) sets forth a list as of the date hereof of all (i) employment agreements with officers of the Company, (ii) agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount of Seventy Five Thousand Dollars ($75,000) or more, (iii) severance agreements, programs and policies of the Company with or relating to its employees, except such programs and policies required to be maintained by law, and (iv) plans, programs, agreements and other arrangements of the Company with or relating to its employees that provide for the acceleration or creation of benefits upon the consummation of the transactions contemplated herein whether or not listed in other parts of the Schedules. The Company has made available to Acquiror true and complete copies of all such agreements, plans, programs and other arrangements.

            (vi)  No Benefit Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code or similar state laws. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA, Sections 4980B, 9801, 9802, 9811 and 9812 of the Code, and the Health Insurance Portability and Accountability Act (including regulations thereunder).

            (vii) The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed or paid as expenses, or accrued such payments in accordance with normal procedures under the terms of each Benefit Plan and applicable law.

            (viii)  The Company has complied in all material respects with the laws of any foreign jurisdiction with respect to any Benefit Plan or benefit arrangement maintained in such jurisdiction in which any employee or former employee of the Company participates.

        Section 2.9    Contracts; No Defaults.    (a) Schedule 2.9(a) contains a listing of all Contracts described in clauses (i) through (x) below to which the Company or any of its Subsidiaries is a party (the "Company Material Contracts"). True, correct and complete copies of contracts referred to in clauses (i)-(x) below have been delivered to or made available to Acquiror and its agents and representatives.

            (i)    Each Contract which involves performance of services or delivery of goods and/or materials by or to the Company or any its Subsidiaries of an amount or value in excess of $250,000 per annum and which is not terminable upon thirty days' or fewer notice;

            (ii)  Each note, debenture, other evidence of Indebtedness, (including, without limitation, all evidences of Indebtedness owed to the Company by any officer, director or employee of the Company or any of its Subsidiaries, other than pursuant to ordinary course loans for travel and relocation advances and draws on future commissions), guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed, including any agreement or commitment for future loans, credit or financing;

            (iii)  Each Contract not in the ordinary course of business involving expenditures or receipts of the Company or any its Subsidiaries in excess of $250,000 per annum or which is not terminable upon thirty days' or fewer notice;

            (iv)  Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property and involving aggregate payments in excess of $100,000 per annum and which is not terminable upon thirty days' or fewer notice;

            (v)  Each joint venture Contract, partnership agreement, or limited liability company agreement;

            (vi)  Each Contract explicitly requiring capital expenditures after the date hereof in an amount in excess of $250,000 per annum and which is not terminable upon thirty days' or fewer notice;

            (vii) Each Contract listed on Schedule 2.24;

            (viii)  Each Contract requiring the Company or any of its Subsidiaries to provide in kind consideration involving an amount or value in excess of $100,000;

            (ix)  Each Contract restricting in any way the ability of the Company or any Subsidiary to engage in any business in any manner or in any geographic area; and

            (x)  Each Contract pursuant to which the Company or any of its Subsidiaries is obligated to a third party to develop any product or technology other than coupon books.

          (b)  Except as set forth on Schedule 2.9(b) and except as would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, all the Company Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto. Except for those Company Material Contracts denoted with an asterisk (*) as set forth on Schedule 2.9(a), no Company Material Contract requires the consent (each, a "Third Party Consent") of any other contracting party to prevent a breach of, a default under, or a termination, adverse change in the terms or conditions or adverse modification of, or the acceleration of any Indebtedness or other obligations under, any Company Material Contract as a result of the consummation of the transactions contemplated hereby. Except as set forth on Schedule 2.9(b), all of the Company Material Contracts are enforceable in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject as to enforceability, to general principles of equity. Except as set forth on Schedule 2.9(b), the Company and its Subsidiaries are not in default under such Company Material Contracts and, to the Company's knowledge, (i) no other party is in default under such Company Material Contracts, and (ii) no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default. No written notice of any claim of default has been given to the Company or its applicable Subsidiary with respect to any Company Material Contract. Except as set forth on Schedule 2.9(b), the Company has not received written notice of any intent by any party to any Company Material Contract to terminate or materially amend the terms thereof or to refuse to renew any such Company Material Contract upon expiration of its term. The Company is not currently paying liquidated damages in lieu of performance under any Company Material Contract.

        Section 2.10    Absence of Certain Changes.    Except as (a) disclosed in Schedule 2.10 or (b) contemplated by this Agreement, since September 30, 2002, the Company has operated its business in the ordinary course and substantially in accordance with past practice and there has not been any Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, except as disclosed in Schedule 2.10, neither the Company nor any of its Subsidiaries has:

          (a)  declared, paid or set aside for payment any dividends or made any other distribution (whether in cash, stock or other property) in respect of any capital stock, or other membership or ownership interest in, or other equity securities of, the Company or any of its Subsidiaries (other than any dividend or other distribution made by any Subsidiary of the Company to the Company or another Subsidiary);

          (b)  redeemed, repurchased or otherwise acquired for any consideration any outstanding shares of capital stock, or other membership or ownership interests in, or other equity securities of the Company or any of its Subsidiaries, or any securities which are convertible into or exchangeable or exercisable therefor;

          (c)  amended any provision of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, or any material term of any outstanding security issued by the Company or any such Subsidiary;

          (d)  incurred, assumed or guaranteed any Indebtedness for borrowed money, other than borrowings under existing short-term credit facilities;

          (e)  adopted any change in any method of accounting or accounting practice used by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP and, if such change occurred on or prior to the date hereof, set forth on Schedule 2.10(e);

          (f)    (1) granted any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (2) entered into any employment, deferred compensation or other similar agreement with (or any amendment to any such existing agreement) any director, officer or employee of the Company or any Subsidiary of the Company, (3) increased the benefits payable under any existing severance or termination pay policies or employment agreements, or (4) increased the compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, other than, in the case of clauses (1) through (4), in the ordinary course of business and consistent with past practice and, if such change occurred on or prior to the date hereof, set forth on Schedule 2.10(f);

          (g)  issued equity securities of the Company, other than pursuant to Options outstanding as of September 30, 2002;

          (h)  acquired or disposed of assets material to the Company or any of its Subsidiaries or acquired or disposed of capital stock of any third party (other than through mutual funds or the Company's 401(k) or other similar investments) or merged or consolidated the Company or any Subsidiary of the Company with any third party;

          (i)    entered into any joint venture, partnership or similar agreement with any person other than a wholly-owned Subsidiary of the Company;

          (j)    made any loans or advances to any Person, other than advances to employees for travel and relocation expenses and draws on future commissions, all in the ordinary course of business and in accordance with past practice;

          (k)  entered into any exclusive license, distribution, marketing, sales or other exclusive agreement or any agreement to enter into any exclusive license, distribution, marketing, sales or other exclusive agreement; or

          (l)    entered into any agreement to do any action prohibited hereunder, or otherwise become obligated to do any action prohibited hereunder.

        Section 2.11    Absence of Certain Activities.    Except as set forth on Schedule 2.11, since September 30, 2002, there has not been:

          (a)  any damage, destruction or loss with respect to any material asset owned, leased or otherwise used by the Company, whether or not covered by insurance;

          (b)  any waiver by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;

          (c)  any satisfaction or discharge of any Lien or payment of any obligation by the Company or any of its Subsidiaries, except such a satisfaction, discharge or payment made in the ordinary course of business and consistent with past practice that has not had a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

          (d)  any material change or material amendment to a Company Material Contract, except for changes or amendments which are expressly provided for or disclosed in this Agreement; or

          (e)  any creation or assumption by the Company or any of its Subsidiaries of any Lien on any of their material assets, other than Permitted Liens.

        Section 2.12    Title to Assets.    Except as set forth on Schedule 2.12, the Company or one of its Subsidiaries owns and has good title to all material assets and properties reflected on the books of the Company and its consolidated Subsidiaries as owned by the Company or its consolidated Subsidiaries (except as sold or otherwise disposed of in the ordinary course of business), free and clear of all Liens other than Permitted Liens and, in the case of the Company's leased properties or properties held under license, it holds a good and valid leasehold or license interest in, all of such properties and assets. All of the tangible assets of the Company and each of its Subsidiaries necessary to operate the Company's business in substantially the same manner as it has heretofore been conducted are, or will be as of the Closing, in all material respects, in reasonably serviceable operating condition and repair and all of the tangible assets that the Company and its Subsidiaries own, use or have the legal right to use are adequate and sufficient for the conduct of the Company's business in substantially the same manner as it has heretofore been conducted. The representations in this Section 2.12 do not apply to the Company Intellectual Property as to which only the representations in Section 2.13 shall apply.

        Section 2.13    Intellectual Property; Software.    (a) Certain Definitions. As used herein, the term "Intellectual Property" means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing (collectively, "Marks"); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, "Patents"); (iii) copyrights and registrations and applications therefor (collectively, "Copyrights"); (iv) know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, in each case that is maintained as confidential and that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, "Trade Secrets"); and (v) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyright, Trade Secrets.

          (b)    Trademarks.    Schedule 2.13(b) sets forth sets forth an accurate and complete list of all registered and material unregistered Marks owned (in whole or in part) or exclusively licensed by the Company and its Subsidiaries (collectively "Company Marks"), and specifically lists all registrations and applications for registration with all Governmental Authorities that have been obtained or filed with regard to such Marks, identifying for each (i) its registration (as applicable) and application numbers, (ii) whether it is owned by or exclusively licensed to the Company or one of its Subsidiaries, (iii) its current status and (iv) the class(es) of goods or services to which it relates. All material Company Marks registered in the United States and for which applications to register have been filed in the United States have been continuously used in all material respects (except for any discontinuance in use that would not result in the abandonment of such Company Mark) in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively. To the knowledge of the Company, there have been no prior use of any material Company Mark in the United States by any third party that would confer upon such third party superior rights in such Company Mark with respect to the same or similar goods and services. Except as may be set forth on Schedule 2.13(b), no Company Mark is now involved in any pending opposition or cancellation proceeding and no written (including without limitation by email) notice has been received by the Company that threatens any such action in the future with respect to any of the Company Marks and no oral notice has been received in the twelve month period prior to the date hereof that threatens any such action in the future with respect to any of the Company Marks other than an oral notice regarding an action that could not reasonably be expected to materially affect the Company's rights and priority with respect to such Company Mark.

          (c)    Patents.    Schedule 2.13(c) sets forth an accurate and complete list of all Patents in which the Company or one of its Subsidiaries has an ownership interest or which have been exclusively licensed to the Company or one of its Subsidiaries (collectively the "Company Patents"), identifying for each of the Patents (i) the patent number and issue date (if issued) or application number and filing date (if not issued), (ii) its title, (iii) the named inventors and (iv) whether it is owned by or exclusively licensed to the Company or one of its Subsidiaries. Except as may be set forth on Schedule 2.13(c), no Company Patent has been or is now involved in any interference, reissue or reexamination proceeding and, no written (including without limitation by email) notice has been received by the Company that threatens any such action in the future with respect to any of the Company Patents and no oral notice has been received in the twelve month period prior to the date hereof that threatens any such action in the future with respect to any of the Company Patents other than an oral notice regarding an action that could not reasonably be expected to materially affect the Company's rights and priority with respect to such Company Patent. To the knowledge of the Company, there is no patent of a third party interfering with any Company Patent.

          (d)    Copyrights.    Schedule 2.13(d) sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by or exclusively licensed to the Company, and all pending applications for registration of Copyrights filed anywhere in the world that are owned (in whole or in part) by or exclusively licensed to the Company or one of its Subsidiaries (collectively the "Company Registered Copyrights").

          (e)    Actions to Protect Intellectual Property.    The Company and its Subsidiaries have taken commercially reasonable steps in accordance with standard industry practices to protect their respective rights in the Intellectual Property owned or purported to be owned by the Company or its Subsidiaries and to maintain the confidentiality of all of the Trade Secrets of the Company. Without limiting the foregoing, the Company and its Subsidiaries have and enforce in all material respects a policy requiring employees, consultants and contractors to which material Trade Secrets of the Company are disclosed to enter into confidentiality agreements substantially in the Company's standard forms and all such employees, consultants and contractors of the Company have executed such an agreement. Except as may be set forth on Schedule 2.13(e), neither the Company nor any of its Subsidiaries has disclosed, nor is any of them under any contractual or other obligation to disclose, to another person (other than employees of the Company or any of its Subsidiaries) any of its material Trade Secrets, except pursuant to a confidentiality agreement or undertaking, and, to the knowledge of the Company, no such person has materially breached any such agreement or undertaking.

          (f)    Ownership of Intellectual Property.    Except as may be set forth on Schedule 2.13(f), the Company and its Subsidiaries own exclusively (except as set forth in Schedule 2.13(f)) all right, title and interest in and to all of the Intellectual Property that is used by the Company or any of its Subsidiaries and that is not validly licensed from a third party pursuant to a license agreement between such third party and the Company or such Subsidiary, as applicable, and that is necessary to conduct the Company's business in substantially the same manner as it has heretofore been conducted (collectively, the "Company-Owned Intellectual Property"), free and clear of any and all Liens (other than Permitted Liens), and neither the Company nor any of its Subsidiaries has received any written (including without limitation by email) notice or claim or, within the twelve month period prior to the date hereof, any oral notice (other than an oral notice as to a claim that would not reasonably be expected to materially adversely affect interest or rights of the Company or any of its Subsidiaries with respect to the Company-Owned Intellectual Property to which such claim relates): (1) challenging the Company's or such Subsidiary's ownership of any of the Company-Owned Intellectual Property, (2) challenging the Company's or such Subsidiary's exclusive rights in any of the Intellectual Property that is exclusively licensed by a third party to the Company or any such Subsidiary, or (3) asserting that any other person that is not identified in Schedule 2.13(f) as joint owner thereof has any claim of legal or beneficial ownership with respect thereto. To the Company's knowledge, no current or former officer, director or employee of the Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company-Owned Intellectual Property or any other Intellectual Property used by the Company in its business as currently conducted.

          (g)    Validity and Enforceability.    Except as may be set forth in Schedule 2.13(g), neither the Company nor any of its Subsidiaries has received any written (including without limitation by email) notice or claim or, within the twelve month period prior to the date hereof, any oral notice (other than an oral notice as to a claim that could not reasonably be expected to materially adversely affect the validity or enforceability of the Company Registered IP (as defined below) to which such claim relates) asserting that any of the registered Company Marks, Company Patents and Company Registered Copyrights (collectively, the "Company Registered IP") is invalid or unenforceable or has been misused. To the knowledge of the Company, the Company Registered IP is valid and enforceable, without any material qualification, limitation or restriction thereon or on the use thereof (provided, however, that no representation or warranty is made regarding the validity or enforceability of any application for any Company Registered IP).

          (h)    Status and Maintenance of Company Registered IP.    Except as may be set forth in Schedule 2.13(h), (i) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action (including the manner in which it has conducted the business, or used or enforced, or failed to use or enforce, any of the Company Registered IP) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any registered Company Marks, Company Copyrights or Company Patents that, if owned by Company and in existence on the date hereof, would constitute Company Registered IP, except where such action or failure to take action was with respect to any registered Company Mark, Company Copyright or Company Patent that was not material to the business as conducted at such time or that was otherwise of insufficient value or benefit to warrant the Company incurring the costs and taking the actions required to maintain such registered Intellectual Property in effect, or was intentional on the part of the Company or any of its Subsidiaries (including but not limited to with respect to the intentional abandonment of or failure to renew any Company Registered IP) based on a management determination that such registered Intellectual Property was not material to the business as conducted at such time or otherwise of insufficient value or benefit to warrant the Company incurring the costs and taking the actions required to maintain such registered Intellectual Property in effect, and (ii) all material Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and is currently in effect and in compliance with all applicable legal requirements (including, in the case of registered Company Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications), except where such instances of non-compliance would not have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and expressly excluding, in the case or any Company Registered IP, the recordation with the relevant governmental intellectual property authority of the current ownership of such Company Registered IP to the extent such failure to record the current ownership is described in Schedule 2.13(h). No filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the material Company Registered IP are currently past due.

          (i)    License Agreements.    Schedule 2.13(i) sets forth a complete and accurate list of all agreements granting to the Company and/or any of its Subsidiaries any material right under or with respect to any Intellectual Property and that (i) require payment by the Company and/or any of its Subsidiaries of an annual license and/or support fee of more than $50,000 or (ii) are used in connection with operation of the Company's online properties or in the management of customer memberships and that do not constitute: (A) "shrink-wrap" software, (B) software that is pre-loaded on or embedded in information technology hardware, (C) standard desktop software applications used generally in the Company's or such Subsidiary's operations or (D) software that is commercially available for a license fee of less than $5,000 (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto. Except as may be set forth on Schedule 2.13(i)(1), the consent of the respective licensors is not required to prevent a breach of, a default under, or a termination, adverse change in the terms or conditions or adverse modification of, any Inbound License Agreement as a result of the consummation of the transactions contemplated hereby. No loss or expiration of any material Intellectual Property licensed to the Company or any of its Subsidiaries pursuant to an Inbound License Agreement is pending or, to the knowledge of the Company, reasonably foreseeable or threatened. Schedule 2.13(i)(2) sets forth a complete and accurate list of all license agreements under which the Company or any of its Subsidiaries grants any material rights under any Company-Owned Intellectual Property.

          (j)    Sufficiency of IP Assets.    The Company-Owned Intellectual Property and the Intellectual Property licensed to the Company and its Subsidiaries under license agreements constitute all the material Intellectual Property rights necessary for the conduct of the business of the Company and its Subsidiaries as it is currently conducted.

          (k)    No Notice of Infringement by the Company and its Subsidiaries or Third Parties; No Violations.    Except as may be set forth on Schedule 2.13(k), neither the Company nor any of its Subsidiaries has received any written (including by email) notice or written claim asserting that any of the products, services (including services offered to any users of the websites of the Company or any its Subsidiaries), methods, processes, services or other technology or materials, or any other Intellectual Property, developed, used, leased, licensed, displayed, published, sold, imported or otherwise distributed or disposed of, or otherwise commercially exploited by or for the Company and its Subsidiaries, nor any other activities or operations of the Company and its Subsidiaries, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of, any Intellectual Property or personal information of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, and no such infringement, misappropriation, violation, dilution or unauthorized use, unfair competition or trade practices, in each case, that is material, is or may be occurring or has or may have occurred that is material to the Company. No Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding governmental or judicial order, judgment, decree or stipulation restricting the use thereof by the Company or such Subsidiary or, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries to any person, except where such restrictions would not have a Material Adverse Effect on the Company and is Subsidiaries, taken as a whole. To the Company's knowledge, no third party is misappropriating, infringing, diluting or violating any material Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries. Except as may be set forth on Schedule 2.13(k) , no (i) product, technology, service or publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries or (iii) conduct or statement of the Company or any of its Subsidiaries constitutes obscenity, defames any person in any material respect, constitutes materially false advertising or otherwise violates in any material respect any law or regulation, nor has the Company or any of its Subsidiaries received any written (including without limitation by email) or oral notice asserting any of the foregoing, in the case of an oral notice, other than an oral notice as to a claim that could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (l)    Source Code; Disaster Recovery Plans.    No source code of any proprietary software of the Company or any of its Subsidiaries that is used in connection with operation of the Company's online properties or in the management of customer memberships has been licensed or otherwise provided to another person and all such source code has been safeguarded and protected in all material respects as Trade Secrets of the Company or one of its Subsidiaries. The Company and its Subsidiaries have in place commercially reasonable disaster recovery plans with respect to the information technology systems located at the Company's Troy, Michigan data center.

          (m)    Use of User Data.

            (i)    The Company's and its Subsidiaries' use, license, sublicense and sale of any User Data (as defined below) collected from users of any website of the Company or any of its Subsidiaries have complied in all material respects with the Company's and its Subsidiaries' published privacy policy in effect at the time such User Data was collected (collectively, the "Privacy Policies").

            (ii)  Except for restrictions in the Privacy Policies disclosed on the respective websites of the Company and its Subsidiaries as of the date of this Agreement, or pursuant to any applicable laws that relate to or govern the compilation, use and transfer of User Data, there shall be no restriction on the use by the Surviving Corporation of User Data collected by the Company and its Subsidiaries prior to the Closing Date.

            (iii)  None of the Privacy Policies prohibits the transfer of User Data to Acquiror pursuant to Acquiror's acquisition of the websites of the Company and its Subsidiaries pursuant to this Agreement.

            (iv)  For purposes hereof, (A) "User Data" means: all data that contains a Personal Element; (B) "Personal Element" means a natural person's full name (or last name if associated with an address), telephone number, email address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural person; and (C) "Unique Identifying Number" means an identifier uniquely associated with a person such as a social security number, driver's license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the person.

          (n)    Employee Confidentiality Agreements.    To the knowledge of the Company, no employee or independent contractor of the Company or any of its Subsidiaries is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may interfere with such employee or contractor carrying out his or her duties for the Company or such Subsidiary or that would conflict with the business of the Company as presently conducted.

        Section 2.14    Real Property.    There exists no Owned Real Property. Schedule 2.14 lists all Leased Real Property, including the location of, and a brief description of the general character of the material activities conducted on, such Leased Real Property. Except as set forth on Schedule 2.14, the Company or one of its Subsidiaries has a valid leasehold interest in all Leased Real Property, subject only to any Permitted Liens.

        Section 2.15    Litigation and Actions.    Except (i) as set forth on Schedule 2.15 and (ii) ordinary course merchant/member complaints alleging damages of less than $50,000, individually, or $400,000, in the aggregate, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of the Company, investigations before or by any Governmental Authority (each, an "Action") pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or their respective activities, properties or assets or, to the Company's knowledge, against any officer, director or employee of the Company or any of its Subsidiaries in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, the Company or such Subsidiary. Except as set forth on Schedule 2.15, there is no unsatisfied judgment, order or decree binding upon the Company or any of its Subsidiaries. Except as set forth on Schedule 2.15, there is no material Action by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate. Except as set forth on Schedule 2.15, neither the Company nor any of its Subsidiaries has received written notice of any investigation before or by any Governmental Authority pending or threatened against the Company or any of its Subsidiaries, or their respective activities, properties or assets or against any officer, director or employee of the Company in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, the Company.

        Section 2.16    Labor Relations.    (a) Except as set forth on Schedule 2.16(a), neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any other written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has, to the knowledge of the Company, sought to represent any of the employees, representatives or agents of Company or any of its Subsidiaries.

          (b)  Except as set forth on Schedule 2.16(b), there are no strikes, work stoppages or slow-downs or lock-outs pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. Except as set forth in Schedule 2.16(b), neither the Company nor any of its Subsidiaries has, during the two year period prior to the date of this Agreement, received any written demand letters, civil rights charges, suits, drafts of suits or other material claims from its employees.

          (c)  All individuals who are performing consulting or other services for the Company or any of its Subsidiaries are or were correctly classified by the Company or such Subsidiary as either "independent contractors" or "employees" as the case may be and, at the Closing Date, will qualify for such classification except to the extent any such misclassification would not result in liability to the Company or its Subsidiaries in excess of $100,000.

          (d)  The Company has provided to the Acquiror a true and complete list as of July 13, 2002 of the names of each employee of the Company and its U.S. and Canadian Subsidiaries, the base salary (or, if applicable, the hourly pay rates of compensation), the bonus, and the job titles for all such employees. The Company has provided to the Acquiror a true and complete list as of November 8, 2002 of the names of each employee of the Company and its U.S. and Canadian Subsidiaries and the annualized base salary (or if applicable, the hourly pay rates of compensation on an annualized basis) for all such employees. The Company has provided to the Acquiror a true and complete list of the names of each independent contractor of the Company and its U.S and Canadian Subsidiaries, the base salary (or, if applicable, the hourly pay rates of compensation) and the job titles for all such employees as of the date hereof. The Company has not received written notice that any officer or employee whose annual total cash compensation exceeds $100,000 per year, or that any group of such employees, intends to terminate his or her employment (including because of the consummation of the transactions consummated by this Agreement),

          (e)  To the Company's knowledge, no employee or director of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any nondisclosure, confidentiality, noncompetition, proprietary rights, employment, consulting or similar agreement, between such employee or director and any Person other than the Company or any Subsidiary that materially adversely affects or will materially adversely affect the performance of his or her duties as an employee or director of the Company or such Subsidiary.

          (f)    The Company and each of its Subsidiaries has withheld and reported all amounts required by applicable law or agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

          (g)  There are no pending, or to the knowledge of the Company, threatened, claims or actions against the Company or any of its Subsidiaries under any workers' compensation policy or long-term disability policy that has had a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (h)  The Company has provided to the Acquiror details of all of the Company's and its Subsidiaries' obligations for management bonuses due for the fiscal years ended June 30, 2002 and

  June 30, 2003. All of the Company's and its Subsidiaries obligations for management bonuses due for the fiscal year ended June 30, 2002 have been paid by the Company or its Subsidiaries.

        Section 2.17    Legal Compliance.    (a) Except as set forth in Schedule 2.17(a), neither the Company nor any of its Subsidiaries is in violation of any provision of, or in breach of, its Articles of Incorporation or Bylaws or other organizational documents. Except with respect to (i) matters set forth on Schedule 2.17(a) and (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 2.18), the Company and its Subsidiaries have not, since November 30, 1999, violated and are in compliance with all laws (including orders, judgments or decree applicable to the Company and its Subsidiaries and securities laws and including rules and regulations under all laws) of federal, state, local and foreign governments (and all agencies thereof) and orders applicable thereto, except where such instances of non-compliance would not have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 2.17(a), neither the Company nor any of its Subsidiaries has received any written notice to the effect that it is not in compliance with any such laws or orders.

          (b)  Except as set forth on Schedule 2.17(b), the sales methods employed by the Company and its Subsidiaries in distributing and selling its "Summer Vacations" products are in compliance in all material respects with all applicable laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) and orders applicable thereto.

          (c)  All coupons contained in the Company's 2003 Entertainment books comply with all applicable laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) and orders applicable thereto except where such instances of non-compliance would not have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, take as a whole.

        Section 2.18    Environmental Matters.    (a) During the period that the Company and its Subsidiaries owned or leased their properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under its properties or facilities by the Company or its Subsidiaries or, to the Company's knowledge, by any third party, and (ii) other than in material compliance with applicable Environmental Law, neither the Company, any of its Subsidiaries nor, to the Company's knowledge, any third party, has used, generated, manufactured or stored Hazardous Materials on, under or about the properties or facilities of the Company or its Subsidiaries or transported any Hazardous Materials to or from its properties or facilities. Except as set forth on Schedule 2.18, the Company has no knowledge of any disposal or release of Hazardous Materials on, from or under any of its properties or facilities, which occurred prior to the Company or one of its Subsidiaries having taken possession of any of such properties or facilities. Except as set forth on Schedule 2.18, the Company and its Subsidiaries are in material compliance with all Environmental Laws. Except as set forth on Schedule 2.18, (i) no written notices of any violation or alleged violation of any Environmental Law relating to the operations or properties of the Company or any of its Subsidiaries have been received by the Company or any of its Subsidiaries, and (ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, or proceedings pending or, to the knowledge of the Company, threatened, relating to compliance with or liability under any Environmental Law.

          (b)  For purposes of this Agreement, the terms "disposal," "release" and "threatened release" shall have the definitions assigned thereto by the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA") but shall exclude the migration of any Hazardous Materials through soil or groundwater. For the purposes of this Agreement, "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical"

  under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the U.S. Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the U.S. Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the U.S. Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes or (vii) any applicable state or local statute, law, ordinance, rule, or regulation that has a scope or purpose similar to those statutes identified above.

        Section 2.19    Taxes.    Except as otherwise disclosed in Schedule 2.19:

          (a)  All federal, state, local and foreign Tax Returns of the Company and any of its Subsidiaries required to be filed have been duly and timely filed, except for those returns for which the time for filing thereof has been validly extended. All such Tax Returns are correct and complete in all respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

          (b)  All Taxes that are due and payable have been timely and appropriately paid, except for amounts being contested in good faith by appropriate proceedings.

          (c)  No assessment, audit or other proceeding by any taxing authority, court or other governmental or regulatory authority is proposed, pending, or, to the knowledge of the Company, threatened with respect to the Taxes or Tax Returns of the Company or any of its Subsidiaries. No claim has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be required to do so.

          (d)  There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of any material Taxes due for any taxable period.

          (e)  No consent to the application of Section 341(f)(2) of the Code (or any predecessor thereof or any corresponding provision of state, local or foreign law) has been made or filed by or with respect to the Company or any of its Subsidiaries or any of their assets and properties.

          (f)    Schedule 2.19(f) sets forth:

            (i)    the taxable years of the Company and its Subsidiaries as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

            (ii)  those taxable years for which examinations by taxing authorities are presently being conducted;

            (iii)  those years for which notice of pending or threatened examination or adjustment has been received; and

            (iv)  those years for which required income Tax Returns have not yet been filed.

          (g)  All deficiencies asserted or assessments made against the Company and its Subsidiaries as a result of any examinations by any taxing authority have been fully paid or are being contested and an adequate reserve therefor has been established and is fully reflected in the September 2002 Balance Sheet.

          (h)  There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.

          (i)    The Company and its Subsidiaries are not parties to or bound by any tax indemnity, tax sharing or tax allocation agreement.

          (j)    The Company and its Subsidiaries are not parties to or bound by any closing agreement or offer in compromise with any taxing authority.

          (k)  The Company and its Subsidiaries have never been members of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign law), or members of combined, consolidated or unitary group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent, and the Company and its Subsidiaries have no liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract, or otherwise;

          (l)    The Company and its Subsidiaries have not agreed to make, nor are they required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise.

          (m)  The Company and its Subsidiaries are not parties to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company and its Subsidiaries, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (n)  Schedule 2.19(n) sets forth all foreign jurisdictions in which the Company and each of its Subsidiaries are subject to tax, are engaged in business or have a permanent establishment.

          (o)  The Company and its Subsidiaries are not parties to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

          (p)  The provisions for Taxes currently payable on the September 2002 Balance Sheet are at least equal, as of the date thereof, to all unpaid Taxes of the Company and the Subsidiaries, whether or not disputed.

          (q)  With respect to the acquisition of the Company on November 30, 1999, Entertainment Publications (Cayman), Inc. and Cendant Membership Services, Inc. made a valid and timely joint election pursuant to section 338(h)(10) of the Code (the "338(h)(10) Election") to treat the acquisition of the stock of the Company as an asset acquisition for federal income tax purposes, and neither the Company nor any of the Company Principal Shareholders has taken any action that would cause the 338(h)(10) Election to be invalid.

          (r)  The Company's net operating losses for U.S. federal income tax purposes as of September 30, 2002 were no less than $19,000,000. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury regulations thereunder. For the avoidance of doubt, the Company is making no representation as to any limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items that may apply as a result of the transaction contemplated by this Agreement.

        Section 2.20    Governmental Authorities: Consents.    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign law, (ii) the provisions of the Securities Act and the Exchange Act, (iii) the filing of the Certificate of Merger with the Michigan Department of Consumer and Industry Services, Corporation Division and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iv) any securities or "blue sky" laws of any state or country other than the federal securities laws of the United States ("Blue Sky Laws"), and (v) as otherwise disclosed in Schedule 2.20.

        Section 2.21    Licenses, Permits and Authorizations.    Schedule 2.21 contains a list of all licenses, franchises and other permits of or with any Governmental Authority which are held by the Company or any of its Subsidiaries (collectively, "Permits"). All such Permits are in full force and effect and there are no proceedings pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification thereof, except to the extent such revocation, cancellation, suspension or adverse modification would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Such Permits constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the absence of any such license, approval, consent franchise or permit would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Such Permits will not be materially adversely affected by the completion of the transactions contemplated by this Agreement.

        Section 2.22    Insurance.    Schedule 2.22 contains a summary description of all policies of property, fire and casualty, product liability, workers' compensation, and other forms of insurance held by the Company or any of its Subsidiaries. True, correct and complete copies of such insurance policies have been made available to Acquiror. All insurance policies are in full force and effect and insure the Company and its Subsidiaries in reasonably sufficient amounts as determined in the reasonable judgment of the Company. Except as set forth on Schedule 2.22, neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.

        Section 2.23    Brokers' Fees.    Except for the fees described on Schedule 2.23 (which fees shall be paid by the Holder Representative as a Holder Allocable Expense), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Subsidiaries, or their Affiliates.

        Section 2.24    Transactions with Certain Persons.    Except (i) as set forth on Schedule 2.24, and (ii) ordinary course travel and relocation advances made by the Company and draws on future commissions consistent with past practice, no Company Principal Shareholder, director, officer, partner, employee, Affiliate or "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Company (a) owes or is owed any monies to or from or has outstanding any Indebtedness or other similar obligations to the Company, (b) is a party to any contract, arrangement or understanding with the Company (other than any employment-related contracts, arrangements and understandings or Benefit Plans or similar contracts, arrangements or understandings made in the ordinary course of business) or (c) owns or has any rights or, with respect to any director, officer or employee, any material rights, in any assets (including, without limitation, Intellectual Property), properties, licenses or right which are used or leased by the Company in the conduct of its business.

        Section 2.25    Accounts Receivable.    The accounts receivable set forth on the September 2002 Balance Sheet represent bona fide claims of the Company against debtors for products sold or services performed or other charges arising on or before the date hereof and have been prepared in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes. Except as set forth on Schedule 2.25, neither the Company nor any of its Subsidiaries has received written notice of any claim or right of setoff with respect to such accounts receivable.

        Section 2.26    Certain Business Practices.    None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its directors, officers, agents or employees or any of their Affiliates has, in each case in connection with the conduct of the business of the Company and its

Subsidiaries, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including without limitation, expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

        Section 2.27    Books and Records.    Since November 30, 1999, the Company and its Subsidiaries have made and kept (and given Acquiror access to) books and records and accounts which are true and correct in all material respects and which accurately reflect in all material respects the activities of the Company and its Subsidiaries since November 30, 1999. The minute books of the Company and its Subsidiaries for periods after November 30, 1999 previously made available to Acquiror accurately and fairly reflect in all material respects all action previously taken by the shareholders, board of directors and committees of the board of directors of the Company and its Subsidiaries since November 30, 1999. The copies of the stock book records of the Company and its Subsidiaries previously made available to Acquiror are true and correct and complete in all material respects and accurately reflect in all material respects all transactions effected in the stock of the Company and its Subsidiaries from November 30, 1999 through and including the date hereof.

        Section 2.28    Bank Accounts.    Schedule 2.28 contains a true, correct and complete list of all bank accounts maintained by the Company and its Subsidiaries, including each account number and the name and address of each bank and the name of each person who has signature power with respect to each such account.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

        Acquiror and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct (except to the extent such representation or warranties speak as of an earlier date or time):

        Section 3.1    Corporate Organization.    Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted and to perform all its obligations under this Agreement and the Ancillary Agreements, including, in the case of Acquiror, the issuance of the Acquiror Common Stock comprising the Stock Merger Consideration by Acquiror in connection with the Merger. The copies of the Articles of Incorporation and Bylaws of each of Acquiror and Merger Sub previously delivered by Acquiror to the Company are true, correct and complete. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

        Section 3.2    Due Authorization.    Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform all obligations to be performed by it hereunder and thereunder, including the issuance of the shares of Acquiror Common Stock comprising the Stock Merger Consideration by Acquiror in connection with the Merger. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including, in the case of Acquiror, the issuance of the Acquiror Common Stock comprising the Stock Merger Consideration by Acquiror in connection with the Merger, have been duly and validly authorized and approved by the Executive Committee of the Board of Directors of

Acquiror and by the Board of Directors of Merger Sub, and approved by the shareholder of Merger Sub, and no other corporate proceeding on the part of Acquiror, its stockholders or Merger Sub is necessary to authorize this Agreement or the Ancillary Agreements or the transactions contemplated thereby. Each of this Agreement and the Ancillary Agreements to which it is a party have been, or will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, as applicable, and each of this Agreement and the Ancillary Agreements to which it is a party constitutes, or will constitute, a valid and binding obligation of each of Acquiror and Merger Sub, as applicable, enforceable against each of Acquiror and Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        Section 3.3    No Conflict.    Neither Acquiror nor Merger Sub is in violation of any provision of, or in breach of its respective Certificate or Articles of Incorporation or Bylaws. Except as set forth in Schedule 3.3 and subject to Section 3.6 hereof, the execution and delivery by each of Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, as applicable, and the consummation of the transactions contemplated hereby and thereby including, in the case of Acquiror, the issuance of the Acquiror Common Stock comprising the Stock Merger Consideration by Acquiror in connection with the Merger, do not and will not result in any violation or breach of (i) the respective Certificate or Articles of Incorporation or Bylaws of Acquiror or Merger Sub, (ii) any material law, rule or regulation of any Governmental Authority applicable to Acquiror or its Subsidiaries, (iii) any agreement, indenture or other instrument to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub is bound, or (iv) any order, judgment or decree applicable to Acquiror or Merger Sub, except, with respect to clause (iii), to the extent that any such breach or violation would not result in a Material Adverse Effect on Acquiror and its Subsidiaries, taken as a whole.

        Section 3.4    Acquiror SEC Documents.    Acquiror has timely filed all required reports, registration statements, proxy statements, forms and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 2001 (as such documents have since the time of their filing been amended or supplemented (the "Acquiror SEC Documents"). As of their respective dates, (i) each of the Acquiror SEC Documents (including any financial statements filed as a part thereof or incorporated by reference therein) complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and (ii) none of the Acquiror SEC Documents contained at the time they were filed or at the time they became effective, as the case may be, any untrue statement of a material fact or omitted at the time they were filed or at the time they became effective, as the case may be, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Acquiror and its Subsidiaries included in the Acquiror SEC Documents comply as to form in all material respects with applicable accounting requirements of the SEC and with the published rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP (except, in the case of the unaudited statements, to the extent permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). The Registration Statements and the Prospectuses, and each amendment or supplement thereto, as of the effective date of each Registration Statement and as of the dates of the effectiveness of any amendments thereto, and as of the filing date of each Registration Statement and each Prospectus and as of the filing dates of any supplements thereto, and as of the filing dates of any documents incorporated by reference therein, and as of the date a proxy statement of the Company containing the Prospectus included in the S-4 Registration Statement (or any amendment thereof or supplement thereto) is first mailed by the Company to the Shareholders of the Company, and as of the date of the Company Shareholders' Meeting and as of the Closing Date, (i) will comply in all material respects with the requirements of the Securities Act, or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, (ii) with respect to the Registration Statement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties set forth in this sentence shall not be deemed to be breached as a result of (a) any information in the S-3 Registration Statement or S-3 Prospectus furnished to Acquiror by any Holder (as such term is defined in the Registration Rights Agreement) in writing expressly for use therein or (b) any information in the S-4 Registration Statement or S-4 Prospectus furnished to Acquiror by the Company, any Optionholder, Shareholder or any of their Affiliates in writing expressly for use therein. The consolidated financial statements of Acquiror and its Subsidiaries to be included in the Registration Statements and the Prospectuses (including any financial statements filed as a part thereof or incorporated by reference therein) will comply as to form in all material respects with applicable accounting requirements of the SEC and with the published rules and regulations of the SEC with respect thereto and will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). Any reference in this Section 3.4 to the Registration Statements or the Prospectuses as of any time shall be deemed to include any document incorporated, or deemed to be incorporated, therein by reference as of such time and any reference herein to any amendment to a Registration Statement or any supplement to a Prospectus as of any time shall be deemed to include any document incorporated, or deemed to be incorporated, therein by reference as of such time.

        Section 3.5    Litigation and Actions.    Except as disclosed in Schedule 3.5, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Acquiror, investigations before or by any Governmental Authority pending or, to the knowledge of Acquiror, threatened, against Acquiror or any of its Subsidiaries which, if determined adversely, would reasonably be expected to or would prevent Acquiror or Merger Sub from entering into and performing its obligations under this Agreement and the Ancillary Agreements to which it is a party, including, in the case of Acquiror, issuing the Acquiror Common Stock comprising the Stock Merger Consideration in connection with the Merger. There is no unsatisfied judgment or any open injunction binding upon Acquiror or Merger Sub which would prevent Acquiror or Merger Sub from entering into this Agreement or the Ancillary Agreements to which it is a party or from consummating the transactions contemplated hereby or thereby.

        Section 3.6    Governmental Authorities: Consents.    No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required on the part of Acquiror or Merger Sub with respect to Acquiror's or Merger Sub's execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, including, in the case of Acquiror, the issuance of the Acquiror Common Stock comprising the Stock Merger Consideration by Acquiror to the Holders, on the Closing Date, except for (i) applicable requirements of the HSR Act or any similar foreign law, (ii) the provisions of the Securities Act and the Exchange Act, (iii) the filing of the Certificate of Merger with the Michigan Department of Consumer and Industry Services, Corporation Division and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iv) any securities or "blue sky" laws of any state or country other than the federal securities laws of the United States ("Blue Sky Laws"), (v) as otherwise disclosed in Schedule 2.20 or Schedule 3.6 or (vi) such consents, approvals, authorizations, designations, declarations or filings the failure to obtain or make would not prevent Acquiror or Merger Sub from entering into the Agreement or the Ancillary Agreements to which it is a party or from consummating the transactions contemplated hereby or thereby, including, in the case of Acquiror, the issuance of the Acquiror Common Stock comprising the Stock Merger Consideration by Acquiror in connection with the Merger.

        Section 3.7    Capitalization.    (a) The authorized capital stock of Acquiror consists solely of 1,600,000,000 shares of Acquiror Common Stock, 400,000,000 shares of Class B Common Stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2002, of Acquiror's authorized shares, 390,945,860 shares of Acquiror Common Stock were issued (including 508,336 unvested restricted shares) and 384,344,159 shares of Acquiror Common Stock were outstanding (including 508,336 unvested restricted shares), 64,629,996 shares of Class B Common Stock were outstanding, 13,118,182 shares of preferred stock were outstanding, and 6,601,701 shares of Acquiror Common Stock were held as treasury shares. As of September 30, 2002, (x) 69,311,267 shares of Acquiror Common Stock were reserved for issuance upon exercise of outstanding options to acquire Acquiror Common Stock (whether vested or unvested), and (y) 100,801,331 shares of Acquiror Common Stock were reserved for issuance pursuant to warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock. All of the issued and outstanding shares of Acquiror's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.7 or disclosed in the Acquiror SEC Documents, there is no commitment by Acquiror to register with the SEC any shares of its capital stock.

          (b)  The shares of Acquiror Common Stock to be issued hereunder have been duly authorized and validly reserved for issuance, and, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non assessable and free of preemptive rights, and free and clear of all liens, claims, encumbrances, adverse interests of any kind (other than any placed thereon by one or more of the Shareholders) and free of any restriction on transfer, other than restrictions on transfer under applicable federal and state securities laws. The shares of Acquiror Common Stock will be issued in compliance with all applicable federal and state securities laws.

        Section 3.8    Financial Ability.    Acquiror has, and will cause Merger Sub to have, the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay (i) the Cash Merger Consideration, as adjusted pursuant to Section 1.8(c), (ii) the Additional Cash Payment, (iii) the Retired Company Debt, (iv) the Holder Allocable Expenses and (v) the Employee Bonus Amount.

        Section 3.9    Brokers' Fees.    Except as set forth on Schedule 3.9, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of their Affiliates.

ARTICLE IV.
COVENANTS OF THE COMPANY

        Section 4.1    Conduct of Business.    From the date hereof through the Closing, the Company shall, and shall cause each of its Subsidiaries to, except as contemplated by this Agreement, or as consented to by Acquiror in writing (which consent will not be unreasonably withheld), operate its business in the ordinary course and substantially in accordance with past practice and will use its reasonable efforts not to take any action inconsistent with this Agreement. Except as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby or as may have been set forth herein or in the Schedules hereto, the Company and its Subsidiaries shall use their commercially reasonable efforts to maintain the present character and quality of their businesses in all material respects, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees. Without limiting the generality of the foregoing, unless consented to by Acquiror in writing (which consent shall not be unreasonably withheld), or set forth or Schedule 4.1 hereof, the Company shall not, and the Company shall cause each of its Subsidiaries not to, except as specifically contemplated by this Agreement:

          (a)  incur any Indebtedness or letters of credit, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for any Indebtedness of any other Person, except for borrowings under the Revolving Loans in the ordinary course;

          (b)  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of stock or other options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents of the Company or its Subsidiaries or issue or grant any stock appreciation rights, stock or other options to purchase debt or equity securities of the Company or any of its Subsidiaries;

          (c)  split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company (other than any dividend or other distribution made by any Subsidiary of the Company to the Company or another Subsidiary), make any Restricted Payment, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company;

          (d)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence, to be suspended, lapsed or revoked;

          (e)  change or amend the Articles of Incorporation, Bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by law;

          (f)    extend, materially modify, terminate or renew any Company Material Contract, except in the ordinary course of business;

          (g)  mortgage, pledge or otherwise encumber any of its material assets or material properties, sell, assign, transfer, convey, lease or otherwise dispose of any material assets or material properties except, in each case, in the ordinary course of business;

          (h)  (i) except as otherwise required by law, take any action with respect to the grant of any increased compensation, incentive pay, stay bonus, severance or termination pay (otherwise than pursuant to policies or agreements of the Company or its Subsidiaries in effect on the date hereof) which will become due and payable on or after the Closing Date; (ii) hire or terminate the employment of any employee of the Company or any of its Subsidiaries whose annual cash compensation exceeds $100,000 per year; or (iii) adopt or enter into any Benefit Plan or amend in any material respect any Benefit Plan;

          (i)    acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

          (j)    make any material loans or material advances to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, to any individual;

          (k)  make any loans to officers of the Company or its Subsidiaries, other than ordinary course travel and relocation advances and draws on future commissions consistent with past practice;

          (l)    make or change any material election with respect to Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (m)  make any material investment of a capital nature either by purchase of stock or securities of, or contributions to capital to, any other Person;

          (n)  make any change not required by GAAP in any method of accounting or accounting practice or revalue any assets, including writing down the value of inventory or writing off notes or accounts receivable;

          (o)  enter into any Contract that would have been a Company Material Contract if effective as of the date hereof, except in the ordinary course of business;

          (p)  settle or compromise any pending or threatened suit, action or claim for more than $25,000 individually or $200,000 in the aggregate; or

          (q)  enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

        Section 4.2    Inspection.    (a) Subject to confidentiality obligations and similar restrictions that are applicable to information furnished to the Company or any of its Subsidiaries by third-parties that may be in the Company's or any of its Subsidiaries possession from time to time, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours in such a manner as not to interfere with the operations of the Company and its Subsidiaries, to all of their respective properties, books, contracts, commitments, tax returns, personnel files of current employees, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and Subsidiaries as they may reasonably request, for any reasonable purposes.

          (b)  Between the date hereof and the Effective Time of the Merger the Company shall furnish to Acquiror (i) within two (2) business days following completion thereof (and in any event within ten (10) days after the end of each month) an unaudited consolidated balance sheet as of the end of each such month and the related statements of operations and cash flows and (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) days after the end of each fiscal quarter) an unaudited consolidated balance sheet as of the end of each such quarter and the related statements of operations, stockholders' equity (deficit) and cash flows for the quarter then ended. The financial statements delivered pursuant to clause (ii) of this Section 4.2(b) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and in a manner consistent, in all material respects, with the preparation of the Audited Financial Statements, subject to the absence of footnotes and normal year-end adjustments. At the time of each delivery of financial statements pursuant to this Section 4.2(b), the Company will provide Acquiror with written notice of any change in any method of accounting or accounting practice required by GAAP since the last delivery of financial statements that has affected such financial statements, with a description of the manner in which the Company has implemented such change.

        Section 4.3    No Solicitation.    (a) The Company shall not, nor shall the Company permit any of its Subsidiaries or the Company Principal Shareholders to, nor shall any of them authorize or permit any officer, director or employee of, or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to: (i) solicit, initiate or knowingly encourage the submission of, any Takeover Proposal (as defined below); (ii) enter into any agreement with respect to or approve or recommend, any Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 4.4(a) by any Company Principal Shareholder, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.4(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any proposal for a merger, tender offer or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          (b)  The Company shall promptly advise Acquiror orally and in writing of (i) any Takeover Proposal or any inquiry with respect to a potential Takeover Proposal that is received by or communicated to any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company or any other Shareholder, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal) and (iii) the identity of the person making any such Takeover Proposal. The Company will use commercially reasonable efforts to keep Acquiror fully informed of the status and details, to the extent known by the Company, of any such Takeover Proposal or inquiry.

        Section 4.4    Notification of Certain Matters.    The Company shall give prompt notice to Acquiror of any known material failure of the Company or any of its Affiliates to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Exhibit or Schedule. The Company shall promptly notify Acquiror of the threat or commencement of any proceeding, or any development that occurs before the Closing that has a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company shall notify Acquiror if it repays any long-term Indebtedness of the Company, other than as required pursuant to the terms of such Indebtedness.

        Section 4.5    Australia.    The Company shall negotiate to sell its shares in Entertainment Publications Limited and Entertainment Publications of Australia Pty Ltd. (collectively, the "Australian J.V.") in accordance with the terms set forth on Exhibit 4.5 attached hereto (the "Australia Transaction"), subject to the approval of Acquiror of the terms of, and documents governing, the Australia Transaction. The parties acknowledge and agree that neither the failure of the Company to consummate the Australia Transaction, nor the delivery of a Purchase Notice (as defined in the Australia Agreement) by Ben Johnson pursuant to the Joint Venture Agreement between the Company and Entertainment Publications of Australia Pty Ltd. and Ben Johnson dated as of May 15, 1995, shall be deemed to be a breach of any representation or warranty or covenant of the Company contained herein.

        Section 4.6    Company Shareholders Meeting.    The Company shall call and hold a meeting of its Shareholders (the "Company Shareholders' Meeting") for the purpose of voting upon the approval of the Merger, including the appointment of Carlyle-EPI as the initial Holder Representative, and the Company shall use reasonable efforts to hold the Company Shareholders' Meeting as soon as practicable after the date on which the S-4 Registration Statement becomes effective. The Company shall provide Acquiror with a draft of the proxy statement prior to the time it is mailed to Shareholders of the Company and make any modifications thereto reasonably requested by Acquiror. The Company shall promptly notify Acquiror (i) when the date has been set for the Company Shareholders' Meeting, (ii) of the date on which the Company mails a proxy statement to its Shareholders in connection with the Company Shareholders' Meeting and (iii) when the Merger has been approved by the affirmative of the Shareholders at the Company Shareholders' Meeting.

ARTICLE V.
COVENANTS OF ACQUIROR

        Section 5.1    Indemnification and Insurance.    (a) From and after the Effective Time of the Merger, Acquiror agrees that it will cause the Surviving Corporation to continue to indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable state law and its charter or by-laws in effect on the date hereof to indemnify such person; provided that any person to whom expenses are advanced provides an undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

          (b)  Acquiror shall provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Closing, the Company's current and former directors and officers who are currently covered by the Company's existing insurance and indemnification policy with an insurance and indemnification policy (including, without limitation, by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time of the Merger (the "D&O Insurance") that is not materially less favorable than the existing policy (it being acknowledged and understood that the Acquiror currently self-insures for legally indemnifiable claims and maintains liability insurance solely for claims not so indemnifiable or in circumstances in which Acquiror cannot provide indemnification and Acquiror shall be entitled to do the same for the coverage contemplated by this Section 5.1(b)), or, if substantially equivalent insurance coverage is unavailable, the most advantageous D&O Insurance obtainable for an annual premium equal to 150% of the annual premium currently in place for the Company for such insurance; provided, however, that Acquiror and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the annual premium currently in place for the Company for such insurance, calculated on the basis of a fair allocation of the portion of such premium if Acquiror arranges such coverage on a group basis.

        Section 5.2    Employee Benefit Matters.    (a) Until December 31, 2003, Acquiror shall cause to be maintained for the full-time employees and former full-time employees of the Company and its Subsidiaries as of the Closing Date, benefits and benefit levels which are, with respect to each such person in the aggregate, not materially less favorable when considered in the aggregate than the benefits and benefit levels as provided by the Company and its Subsidiaries through any Benefit Plan set forth on Schedule 5.2 in effect as of the date hereof. Nothing contained in this Section 5.2 is intended to confer upon any Company or Subsidiary employee any right to continued employment or any right to wages or benefits at any time after the Closing Date.

          (b)  To the extent Acquiror does not maintain the Benefit Plans after the Closing Date, (i) solely for purposes of eligibility and vesting under the employee benefit plans of Acquiror and its Subsidiaries (including the Company and its Subsidiaries from and after the Closing Date) providing benefits to any employees after the Closing Date, each employee will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date, to the same extent as such employee was entitled, before the Closing Date, to credit for such service under any similar Benefit Plan; (ii) with respect to the calendar year in which the Acquiror ceases to maintain any applicable Benefit Plan, each employee of the Company or any of its Subsidiaries shall be given credit for amounts paid under any Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of any similar plan, program or arrangement of the Acquiror and (iii) the Acquiror shall have in effect health care and dependent care flexible spending account plans for the benefit of each Company employee who is a participant in such plan(s) as of the Closing Date, the terms of which shall (A) be substantially similar in all material respects to the flexible spending account plans sponsored as of the Closing Date by the Company and any of its Subsidiaries for such participants, (B) give full effect to, and continue in effect, salary reduction elections made under such flexible spending account plans sponsored by the Company and any of its Subsidiaries, and (C) with respect to account balances and claims paid, place such participants in the same status as such participants held under the flexible spending account plans sponsored by the Company or its Subsidiaries as of the Closing Date.

          (c)  The Company and its ERISA Affiliates shall continue during the period ending on the Closing to make full and timely payment of all amounts required to be contributed or paid as expenses, or accrue such payments in accordance with normal procedures under the terms of each Benefit Plan and applicable law.

        Section 5.3    Indebtedness.    Acquiror shall at the Closing repay any then-outstanding Indebtedness, including accrued interest, of the Company under the agreements set forth on Schedule 5.3 and the Mezzanine Premium (the "Retired Company Debt"). With respect to the Retired Company Debt, prior to the Closing, the Company will cooperate with the Acquiror and any applicable lenders in connection with any arrangements proposed by Acquiror for the repayment of the Retired Company Debt, including the preparation of requests for any payment demands specifying the exact amount of principal and interest owed and the preparation of documentation with respect to the release of any Liens on assets of the Company secured by such Retired Company Debt.

        Section 5.4    Employee Bonuses.    Acquiror shall at the Closing pay the Employee Bonuses, net of the amount of any taxes required to be withheld from such Employee Bonuses under applicable law.

        Section 5.5    Notification of Certain Matters.    Acquiror shall give prompt notice to the Company of any known material failure of Acquiror or Merger Sub or any of their respective Affiliates or representatives, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement, Exhibit or Schedule.

        Section 5.6    Conduct of Business.    If the Closing Date is prior to December 31, 2002, from the Closing Date through December 31, 2002, Acquiror shall cause the Surviving Corporation and each of its Subsidiaries to, except as contemplated by this Agreement, or as consented to by the Company Principal Shareholders in writing (which consent will not be unreasonably withheld), operate its business in the ordinary course and substantially in accordance with past practice and to use its reasonable efforts not to take any action inconsistent with this Agreement. Except as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby or as may have been set forth herein or in the Schedules hereto, prior to December 31, 2002, Acquiror shall cause the Surviving Corporation and its Subsidiaries to use their commercially reasonable efforts to maintain the present character and quality of their businesses in all material respects, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees. Without limiting the generality of the foregoing, unless consented to by the Company Principal Shareholders in writing (which consent shall not be unreasonably withheld), or set forth on Schedule 5.6 hereof, Acquiror shall cause the Surviving Corporation and each of its Subsidiaries not to, prior to December 31, 2002, except as specifically contemplated by this Agreement:

          (a)  pay any dividend or other distribution with respect to any shares of capital stock of the Surviving Corporation (other than any dividend or other distribution made by any Subsidiary of the Surviving Corporation to the Surviving Corporation or another Subsidiary), make any Restricted

  Payment, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Surviving Corporation;

          (b)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence, to be suspended, lapsed or revoked;

          (c)  extend, materially modify, terminate or renew any Company Material Contract, except in the ordinary course of business;

          (d)  mortgage, pledge or otherwise encumber any of its material assets or material properties, sell, assign, transfer, convey, lease or otherwise dispose of any material assets or material properties except, in each case, in the ordinary course of business;

          (e)  (i) except as otherwise required by law, take any action with respect to the grant of any increased compensation, incentive pay, stay bonus, material severance or termination pay (otherwise than pursuant to policies or agreements of the Surviving Corporation or its Subsidiaries in effect on the date hereof) which will result in additional payments by, or accrued expenses of, the Surviving Corporation or any of its Subsidiaries on or prior to December 31, 2002; (ii) hire or terminate the employment of any employee of the Surviving Corporation or any of its Subsidiaries whose annual cash compensation exceeds $100,000 per year; or (iii) adopt, enter into or amend any Benefit Plan in any material respect that will result in additional payments by, or accrued expenses of, the Surviving Corporation or any of its Subsidiaries on or prior to December 31, 2002;

          (f)    acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

          (g)  make any material loans or material advances to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

          (h)  make any loans to officers of the Surviving Corporation or its Subsidiaries, other than ordinary course travel and relocation advances and draws on future commissions consistent with past practice;

          (i)    make or change any material election with respect to Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes with respect to which payment is due, or expenses are accrued, on or prior to December 31, 2002;

          (j)    make any material investment of a capital nature either by purchase of stock or securities of, or contributions to capital to, any other Person;

          (k)  settle or compromise any pending or threatened suit, action or claim, for more than $25,000 individually or $200,000 in the aggregate that will result in additional payments by, or accrued expenses of, the Surviving Corporation or any of its Subsidiaries on or prior to December 31, 2002; or

          (l)    enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

        Section 5.7    NASDAQ Delisting.    From the date hereof until the Closing Date, Acquiror shall not take any affirmative action to cause the Acquiror Common Stock to be delisted from NASDAQ, unless contemporaneously therewith, the Acquiror Common Stock has been approved for listing on NYSE.

        Section 5.8    Registration.    (a) Acquiror shall promptly prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "S-4 Registration Statement") covering the registration under the Act of all of the Acquiror Common Stock to be issued in the

Merger, which may also be used by the Company as part of a proxy statement relating to the Company's Shareholders' Meeting to be held in connection with the Merger. Acquiror shall provide the Company with a draft of the S-4 Registration Statement and a draft of each amendment or supplement thereto, in each case prior to its filing with the SEC, and Acquiror shall make any modifications thereto with respect to descriptions contained therein related to the Company and its Subsidiaries and their respective Affiliates, Shareholders and employees, the Company's business, and the transactions contemplated hereby, reasonably requested by the Company. Acquiror shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Act as promptly as practicable after such filing, or in the alternative, with the cooperation of the Company, to cause the issuance of the Stock Merger Consideration to be exempt from the registration requirements of the Securities Act, in which event, if accomplished by Acquiror, the conditions set forth in Sections 8.1(d) and (e) shall be deemed to be satisfied. Acquiror shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Acquiror Common Stock in the Merger. Acquiror shall furnish all information concerning Acquiror and the Company shall furnish all information concerning the Company and the Holders of Company Shares as may be reasonably requested in connection with the S-4 Registration Statement.

          (b)  Acquiror shall cause the Acquiror Common Stock comprising the Stock Merger Consideration to be listed on each securities exchange or quotation system on which the Acquiror Common Stock is then listed, including without limitation NASDAQ or NYSE, as applicable.

          (c)  From the date hereof through the Closing, Acquiror shall, as expeditiously as possible, notify the Holder Representative of any of the following events: (i) when the Registration Statements or the Prospectuses or any amendments or supplements thereto, as applicable, have been filed, and, with respect to the Registration Statements or any post-effective amendments, when the same have become effective, (ii) of the receipt by Acquiror of any comments from the SEC or from the blue sky or securities commissioner or regulator of any state with respect thereto or any request by the SEC for amendments or supplements to the Registration Statements or Prospectuses or for additional information (and Acquiror shall promptly respond to such comments or requests and file any supplements or amendments in response thereto), (iii) of the receipt by Acquiror of any written notification with respect to the suspension of the qualification of the Acquiror Common Stock comprising the Stock Merger Consideration for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (iv) the issuance by the SEC of any stop order or other suspension of the effectiveness of the Registration Statements (and Acquiror shall make every reasonable effort to obtain the withdrawal of any such order at the earliest practicable moment), or (v) the occurrence of any event or the existence of any condition or set of facts of which it has knowledge which requires the making of any changes to the Registration Statements or related Prospectuses or any amendments or supplements thereto so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (and Acquiror shall prepare and file a curative supplement or amendment).

        Section 5.9    Registration Rights Agreement.    Acquiror shall permit each Holder to become a party to the Registration Rights Agreement during the period commencing on the date of the Company Shareholders' Meeting (after the Merger has been approved on such date) and ending on the date that is three (3) trading days thereafter.

ARTICLE VI.
JOINT COVENANTS

        Section 6.1    Confidentiality.    From and after the date hereof until the Closing Date, each party agrees to treat all information provided by any other party pursuant to this Agreement in accordance with the Confidentiality Agreements, which shall remain in full force and effect, and the terms and conditions thereof are incorporated by reference herein. The parties may, however, disclose such matters to its directors, officers, executive employees and professional advisors and those of prospective financing sources to such extent as may be reasonable for the negotiation, execution and consummation of this Agreement; provided, however that each such party shall agree to keep confidential all information concerning the other obtained pursuant to this Agreement and shall agree not to use such information except in connection with the transactions set forth herein. In the event that the Agreement is terminated prior to the Effective Time of the Merger, each party will return all such information (including all copies thereof) regarding the other, to the other party and the Confidentiality Agreements shall remain in full force and effect in accordance with the terms thereof. The parties hereto recognize and agree that in the event of a breach by a party of this section, money damages would not be an adequate remedy to the injured party for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by such injured party therefrom. Accordingly, if there should be a breach or threatened breach by a party of the provisions of this section, the injured party shall be entitled to equitable relief, including an injunction and specific performance, restraining the breaching party from any breach or threatened breach without showing or proving actual damage sustained by the injured party. Nothing in the preceding sentence shall limit or otherwise affect any remedies that a party may otherwise have under applicable law.

        Section 6.2    HSR Act and Foreign Antitrust Approvals.    (a) Subject to the terms and conditions herein, each of the parties hereto agrees to cooperate in the preparation of any filings that may be required under the HSR Act and any filings required under similar merger notification laws or regulations of foreign Governmental Authorities. Each party shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act and shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Antitrust Authority.

          (b)  Acquiror and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other foreign, federal, or state antitrust, competition, or fair trade law. In this regard but without limitation, each party hereto shall promptly inform the other of any material communication between such party and any Antitrust Authority regarding the transactions contemplated herein. Nothing in this Agreement, however, shall require or be construed to require any party hereto, in order to obtain the consent or successful termination of any review of any such Antitrust Authority regarding the transactions contemplated hereby, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time of the Merger, any assets, businesses or any interests in any assets or businesses, of Acquiror, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by Acquiror or the Company, of any assets or businesses, or any interests in any assets or businesses), or any material change in or restriction on the operation by Acquiror or the Company of any assets or businesses or (ii) enter into any agreement or be bound by any obligation that, in Acquiror's good faith judgment, may be reasonably expected to have an adverse effect on the benefits to Acquiror of the transactions contemplated by this Agreement.

        Section 6.3    Support of Transaction.    Acquiror and the Company shall each (and shall each cause their respective Affiliates to) (i) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (ii) use commercially reasonable efforts to obtain all Third Party Consents and any other consents and approvals of third parties that any of

Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger (and the Company shall promptly provide Acquiror with written notice when any Third Party Consents set forth on Schedule 8.2(h) have been obtained), (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement, (iv) use commercially reasonable efforts to cooperate with the other party's efforts in connection with any legal proceeding contesting the Merger, (v) provide the other parties, and such other parties' employees, officers, accountants, lawyers, financial advisors and representatives with reasonable access, during normal business hours in such a manner as not to interfere unreasonably with the operations of the Company and its Subsidiaries or Acquiror and Merger Sub, as applicable, to its personnel, properties, business and records for any reasonable purposes related to the transactions contemplated by this Agreement or in connection with the defense of any action, suit claim or proceeding, and (vi) amend this Agreement in such manner as the parties reasonably agree is necessary to implement the intention of the parties hereto. Subject to the terms and conditions of this Agreement, Acquiror and Merger Sub agree to use all reasonable efforts to cause the Effective Time of the Merger to occur as soon as practicable.

        Section 6.4    Update Information.    Not earlier than 10 and not less than 5 days before the date scheduled for Closing, the Company and Acquiror shall correct and supplement in writing any information furnished on Schedules provided by such party that, to the knowledge of the Company or Acquiror, respectively, is materially incorrect or incomplete, and shall promptly furnish such corrected and supplemented information to the other, so that such information shall be correct and complete to the knowledge of such party at the time such updated information is so provided. Thereafter, prior to the Closing, the Company and Acquiror shall correct and supplement in writing any information furnished on their respective Schedules that, to the knowledge of the Company or Acquiror, respectively, is materially incorrect or incomplete. It is agreed that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by the Company or Acquiror of any provision of this Agreement. Any corrected and supplemental information shall not be deemed to amend the Schedules for purposes of determining whether the conditions set forth in Article VIII hereof have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of the parties under this Agreement for any breach by the other parties of such representations and warranties.

        Section 6.5    Registration Rights Agreement.    Acquiror shall, and the Company shall cause the Company Principal Shareholders to, comply in all material respects with all of the terms and conditions of the Registration Rights Agreement.

        Section 6.6    Further Action.    If, at any time after the Effective Time of the Merger, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all properties, interests, assets, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE VII.
CLOSING

        Section 7.1    Filing of Certificate of Merger.    As soon as all of the conditions set forth in Article VIII of this Agreement have either been fulfilled or waived and the Closing Date has been determined pursuant to Section 7.2 hereof, and if this Agreement has not theretofore been terminated pursuant to its terms, the Boards of Directors of Acquiror, Merger Sub and the Company shall direct their officers on the Closing Date to file and record all relevant documents with the appropriate government officials to effectuate the Merger. The term "Effective Time of the Merger," when used in this Agreement, means the date and time at which the Certificate of Merger has been duly filed by the Michigan Department of Consumer and Industry Services as provided in Sections 707 and 131 of the MBCA.

        Section 7.2    Closing.    Except as set forth below, the Closing shall take place at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York 10022, at 10:00 a.m. on an Eligible Day selected by Acquiror which is within the 10 Eligible Days commencing on the first Eligible Day to occur after the four (4) trading days after the date on which the conditions set forth in the following Sections of Article VIII shall have been satisfied or waived: Sections 8.1(a), (b), (c), (d) and (f) and Section 8.2(h) (the "Window Period"); provided, that if all of the conditions set forth in Article VIII have not been satisfied or waived prior to the expiration of the Window Period, the Window Period shall be automatically extended by the number of days necessary, subject to Section 10.1, so that, after the satisfaction or waiver of all conditions set forth in Article VIII, there remain at least two Eligible Days in the Window Period. Notwithstanding the foregoing, and in the event that Acquiror has elected pursuant to Section 3.2 of the Registration Rights Agreement to issue Stock Merger Consideration without an Advisor-Arranged Trade, the following days shall not be Eligible Days:

          (1)  any holiday;

          (2)  any day during the period beginning on December 20, 2002 and ending on January 6, 2003 (the "Black-Out Period"); provided, however, that if the Window Period commences before December 20, 2002 but the Closing has not yet occurred before that date or if the Window Period would otherwise have commenced during the Black-Out Period, the Window Period shall begin on January 7, 2003 and shall expire on January 28, 2003, subject to any extension under this Section 7.2; or

          (3)  the day, and the two trading days after the day, on which Acquiror or any of its Subsidiaries issues a press release, holds a public conference call or files any information with the SEC that would reasonably be expected to have a material adverse effect on the trading price of the Acquiror Common Stock, as determined in the reasonable judgment of the Company and the Holder Representative in a written notice given to Acquiror as soon as practicable on the day of such event; provided, however, with respect to this clause (3), if any such event happens in the Window Period, then the Window Period shall be extended by the number of Eligible Days that are deemed not to be Eligible Days pursuant to this clause (3) and such additional Eligible Days, if any, necessary so that there remain at least two Eligible Days in the Window Period, subject to Section 10.1.

        Notwithstanding the foregoing, in the event that Acquiror has elected pursuant to Section 3.2 of the Registration Rights Agreement to issue Stock Merger Consideration with an Advisor-Arranged Trade, or if there is no Stock Merger Consideration pursuant to Section 1.3(a) or (b) hereof, the Closing Date may be on any trading day within the Window Period, whether or not such trading day is an Eligible Day; provided that if Acquiror has elected pursuant to Section 3.2 of the Registration Rights Agreement to issue Stock Merger Consideration with an Advisor-Arranged Trade, the Closing Date may not be on any day during the period beginning on December 24, 2002 and ending on December 31, 2002; provided, further that if the Window Period commences before December 24, 2002 but the Closing has not yet occurred before that date or if the Window Period would otherwise have commenced during such period, the Window Period shall expire on January 28, 2003. Acquiror shall make ongoing good faith efforts to keep the Company informed of its intentions with respect to the timing of the Closing Date; provided that such indications of intent shall not be binding on Acquiror. The Closing may also take place at such other time and place as Acquiror and the Company may mutually agree. The term "Eligible Day," when used in this Agreement, shall mean a Tuesday, Wednesday or Thursday. The term "Closing," when used in this Agreement, means the Effective Time of the Merger and the term "Closing Date," when used in this Agreement, means the date on which the Effective Time of the Merger occurs.

ARTICLE VIII.
CONDITIONS TO OBLIGATIONS

        Section 8.1    Conditions to Obligations of All Parties.    The obligations of all parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions on or prior to the Closing Date, any one or more of which may be waived in writing by such parties:

          (a)  All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

          (b)  All other necessary permits, approvals, clearances, filings and consents of Governmental Authorities (other than under the HSR Act) required to be procured to consummate the transactions contemplated hereby and set forth on Schedule 8.1(b) shall have been given, obtained or complied with, as applicable.

          (c)  There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by any Government Authority seeking an order or decree, restraining, enjoining or prohibiting the consummation of the Merger which has not thereafter been withdrawn or dismissed, and none of Acquiror or Merger Sub nor the Company shall have received notice from any Governmental Authority that it has determined (i) to institute any suit or proceeding to restrain or enjoin the consummation of the Merger, (ii) to nullify or render ineffective this Agreement if consummated, or (iii) to take any other action which would result in the prohibition, or a material change in the terms, of the Merger. Each party hereto shall promptly provide written notice to the other parties if such party becomes aware of the existence of any of the conditions described in this Section 8.1(c).

          (d)  The S-4 Registration Statement shall have been declared effective by the SEC; provided, that if there is no Stock Merger Consideration pursuant to Section 1.3(a) or (b) hereof, this condition shall be deemed to be satisfied.

          (e)  The S-4 Registration Statement shall continue to be effective on the Closing Date; provided, that if there is no Stock Merger Consideration pursuant to Section 1.3(a) or (b) hereof, this condition shall be deemed to be satisfied.

          (f)    This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Shareholders of the Company.

        Section 8.2    Conditions to Obligations of Acquiror and Merger Sub.    The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions on or prior to the Closing Date, any one or more of which may be waived in writing by Acquiror and Merger Sub:

          (a)  Each of the representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects both on the date hereof and as of the Closing, as if made anew at and as of that time, and each of the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects (except for (i) representations and warranties made as of a specific date, which shall remain true and correct in all material respects as of that date and (ii) the representations and warranties set forth in Section 2.11(a)), and each of the covenants and agreements of the Company to be performed as of or prior to the Closing shall have been performed in all material respects, except, in each case, for changes after the date hereof which are contemplated or expressly permitted by this Agreement.

          (b)  The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Sections 8.2(a) and (k) have been fulfilled.

          (c)  The Holder Representative shall have executed and delivered to Acquiror the Escrow Agreement.

          (d)  The employees of the Company set forth in Schedule 8.2(d) (the "Key Employees") shall have entered into (1) employment agreements with the Surviving Corporation in the form attached hereto as Exhibit 8.2(d)(1) (the "Employment Agreements"), (2) Stock Purchase and Shareholder Agreements with Acquiror and the Surviving Corporation in the form attached hereto as Exhibit 8.2(d)(2) (the "Stock Purchase Agreements") and (3) the Restricted Stock Agreements with Acquiror in the form attached hereto as Exhibit 8.2(d)(3) (the "Restricted Stock Agreements").

          (e)  Counsel to the Company shall have delivered legal opinions in the forms attached hereto as Exhibit 8.2(e).

          (f)    The Company shall have delivered certified organizational documents and certificates of good standing (i) issued by the Department of Consumer and Industry Services, Corporation Division of the State of Michigan for the Company and (ii) issued by the state of organization for each Subsidiary, dated not more than five business days prior to the Closing Date with a bring-down good standing certificate dated as of the Closing Date (or verbal confirmation).

          (g)  The Company shall have delivered a certificate executed by the Secretary of the Company, dated as of the Closing Date, certifying resolutions adopted by the Company's board of directors relating to the transactions contemplated by this Agreement.

          (h)  The Third Party Consents required under the Company Material Contracts which are listed on Schedule 8.2(h) shall have been obtained on terms and conditions reasonably satisfactory to Acquiror.

          (i)    The Acquiror shall have received pay-off acknowledgements and releases ("Payment Acknowledgements") executed by the holders of the Retired Company Debt in form and substance reasonably satisfactory to the Acquiror to the effect that (i) the aggregate principal and interest owed by the Company with respect to the Retired Company Debt equals a specified sum plus accrued interest through the Closing, (ii) upon payment of the amounts specified by such holders in such Payment Acknowledgements, the Company shall cease to have any liability or obligation to such holders and (iii) all Liens securing such Retired Company Debt will be released promptly upon such payment.

          (j)    All Liens, other than Permitted Liens, against the Company, any of its Subsidiaries or any of their respective assets or properties shall have been released, including, without limitation, those Liens listed on Schedule 8.2(j)(i) hereto, but excluding those liens listed on Schedule 8.2(j)(ii).

          (k)  Since the date of this Agreement, there shall have been no Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (l)    The Company Principal Shareholders shall have complied in all material respects with all of the terms of the Registration Rights Agreement that are capable of being complied with prior to the Closing Date; provided, that if there is no Stock Merger Consideration pursuant to Section 1.3(a) or (b) hereof, this condition shall be deemed to have been satisfied.

          (m)  All of the employee loans set forth on Schedule 2.9 shall have been repaid or cancelled.

          (n)  The plan with respect to the SARs listed on Schedule 2.3(b) shall have been terminated without the requirement of any payment to any holders of rights thereunder.

          (o)  All agreements set forth on Schedule 2.3(b) in response to Sections 2.3(b)(iii)-(vi), inclusive, other than the Stock Option Agreements (which pertain to Options that shall no longer be exercisable by their terms at the Effective Time of the Merger) shall have been terminated.

          (p)  The Management Agreement between Entertainment Publications Operating Company and T.C. Group, L.L.C. shall have been terminated.

          (q)  Each of the Company Principal Shareholders shall have executed and delivered to Acquiror a representation letter and release dated as of the Closing Date, in the form attached as Exhibit 8.2(q)(i) hereto (the "Company Principal Shareholder Representation Letter"), and in the event that the conditions set forth in Section 8.1(d) or (e) are not applicable or are waived, the Non-Optionholders holding at least 80% of the outstanding Company Shares held by Non-Optionholders shall have executed and delivered to Acquiror a Non-Optionholder Representation Letter dated as of the Closing Date, in the form attached as Exhibit 8.2(q)(ii) hereto (the "Non-Optionholder Representation Letter").

          (r)  There shall not have been a suspension or material limitation in trading in securities generally on NASDAQ or, if the Acquiror Common Stock is then listed on NYSE, on NYSE, at any time during the five trading day period immediately preceding the Closing Date or on the Closing Date; provided, that if there is no Stock Merger Consideration pursuant to Section 1.3(a) or (b) hereof, this condition shall be deemed to have been satisfied.

          (s)  The Company shall have provided the Exchange Agent with a schedule showing the allocation of the Cash Merger Consideration and the Stock Merger Consideration among the Holders.

          (t)    Each Shareholder that is an Affiliate (as such term is defined in Rule 144 of the Act) of the Company shall deliver a letter in form and substance reasonably satisfactory to Acquiror and such Affiliate representing that such Affiliate will sell the shares of Acquiror Common Stock received by such Affiliate in the Merger either (i) in accordance with the restrictions set forth in paragraph (d) of Rule 145 of the Act or (ii) pursuant to the S-3 Registration Statement.

          (u)  The Company shall have provided Acquiror with a schedule showing the allocation of the Employee Bonuses.

          (v)  If Acquiror has elected to deliver the Stock Merger Consideration with an Advisor-Arranged Trade pursuant to Section 3.2 of the Registration Rights Agreement, the S-3 Registration Statement shall have been declared effective by the SEC and shall continue to be effective on the Closing Date.

          (w)  The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to Acquiror and its counsel.

        Section 8.3    Conditions to the Obligations of the Company.    The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions on or prior to the Closing Date, any one or more of which may be waived in writing by the Company:

          (a)  Each of the representations and warranties of Acquiror contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects both on the date hereof and as of the Closing, as if made a new at and as of that time, and each of the representations and warranties of Acquiror contained in this Agreement that are not so qualified shall be true and correct in all material respects both on the date hereof and as of the Closing, as if made anew at and as of that time (except for (i) representations and warranties of Acquiror set forth in Sections 3.4 and 3.7 hereof in the event that there is no Stock Merger

  Consideration pursuant to Section 1.3(a) or (b) hereof and (ii) representations and warranties made as of a specific date, which shall remain true and correct in all material respects as of that time), and each of the covenants and agreements of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement.

          (b)  Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.3(a) have been fulfilled.

          (c)  Acquiror shall have executed and delivered to the Holder Representative the Escrow Agreement.

          (d)  Acquiror shall have complied in all material respects with all of the terms of the Registration Rights Agreement that are capable of being complied with prior to the Closing Date.

          (e)  Acquiror shall have repaid the Retired Company Debt.

          (f)    Acquiror shall have paid the Employee Bonuses, net of the amount of any taxes required to be withheld from such Employee Bonuses under applicable law.

          (g)  Acquiror and the Surviving Corporation, as applicable, shall have entered into the Employment Agreements, the Stock Purchase Agreements and the Restricted Stock Agreements in the forms attached hereto as Exhibits 8.2(d)(1), (2) and (3).

          (h)  Counsel to Acquiror and Merger Sub shall have delivered a legal opinion in the form attached hereto as Exhibit 8.3(h).

          (i)    The S-3 Registration Statement shall have been declared effective by the SEC and shall continue to be effective on the Closing Date; provided, that if there is no Stock Merger Consideration pursuant to Section 1.3(a) or (b) hereof, this condition shall be deemed to have been satisfied.

          (j)    There shall not have been a suspension or material limitation in trading in securities generally on NASDAQ or, if the Acquiror Common Stock is then listed on NYSE, on NYSE, at any time during the five trading day period prior to the Closing Date or on the Closing Date; provided, that if there is no Stock Merger Consideration pursuant to Section 1.3(a) or (b) hereof, this condition shall be deemed to be satisfied.

          (k)  The shares of Acquiror Common Stock comprising the Stock Merger Consideration shall have been approved for listing on NASDAQ or, if the Acquiror Common Stock is then listed on NYSE, on NYSE; provided, that if there is no Stock Merger Consideration pursuant to Section 1.3(a) or (b) hereof, this condition shall be deemed to have been satisfied.

          (l)    The form and substance of all actions, proceedings, instruments and documents required to consummate the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Company and its counsel.

ARTICLE IX.
INDEMNIFICATION

        Section 9.1    Survival of Representations, Etc.    The representations and warranties of each party contained herein shall survive the Closing for a period of twelve (12) months following the Closing Date; provided, however, that the representations and warranties contained in Section 2.19 shall survive the Closing for a period of thirty six (36) months following the Closing Date. Any claims under this Agreement must be asserted by written notice describing in reasonable detail the facts and circumstances with respect to the subject of such claim within the applicable survival period contemplated by this Section 9.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date unless such representation or warranty is made as of a specific date.

        Section 9.2    Indemnification.    (a) Acquiror and its officers, directors, employees and Affiliates (the "Acquiror Indemnitees") shall be indemnified and held harmless by the Holders, solely to the extent of the Escrow Amount, from any damage, claim, loss, cost, liability or expense, including, without limitation, interest, penalties, reasonable attorneys' fees and expenses of investigation, response action, removal action or remedial action (collectively "Damages"), incurred by such Acquiror Indemnitees that arise out of or relate to: (i) any breach of any representation or warranty of the Company contained in this Agreement (including the Schedules) or in any certificate delivered on the Closing Date by the Company pursuant to this Agreement; or (ii) any breach by the Company of any of its covenants or agreements contained in this Agreement.

          (b)  Acquiror and Merger Sub shall indemnify and hold the Holders and their respective officers, directors, employees and Affiliates (the "Shareholder Indemnitees") harmless from any Damages incurred by such Shareholder Indemnitees that arise out of or relate to: (i) any breach of any representation or warranty of Acquiror or Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror set forth in Sections 3.4 and 3.7 hereof in the event that there is no Stock Merger Consideration pursuant to Section 1.3(a) or (b) hereof) or in any certificate delivered on the Closing Date by Acquiror or Merger Sub pursuant to this Agreement; (ii) any breach by Acquiror or Merger Sub of its covenants or agreements contained in this Agreement; (iii) any liability of the Company or its Subsidiaries (other than liabilities for which Acquiror is entitled to indemnification pursuant to Section 9.2(a) hereof or liabilities for which a Holder is jointly and severally liable other than as a result of such Person's status as a Holder, officer, director, employee or Affiliate of the Company or any of its Subsidiaries); or (iv) the requirement that the Shareholders deliver a Shareholder Representation Letter to receive their portion of the Merger Consideration.

          (c)  Notwithstanding the foregoing,

            (i)    no Acquiror Indemnitee or Shareholder Indemnitee shall be entitled to indemnification for any Damages pursuant to Sections 9.2(a) or 9.2(b)(i), (ii) or (iii), respectively (other than Tax Damages, which are addressed in clause (ii) of this Section 9.2(c), Cash Merger Consideration Damages, which are addressed in clause (v) of this Section 9.2(c), and Stock Merger Consideration Damages, which are addressed in clause (vi) of this Section 9.2(c)) (such Damages, excluding Tax Damages, Cash Merger Consideration Damages and Stock Merger Consideration Damages, the "Specified Damages"), which arise out of any particular breach or occurrence (other than (a) breaches of the Company's representations and warranties contained in Section 2.19 hereof, which are addressed in clause (ii) of this Section 9.2(c), (b) breaches of the Acquiror's covenant to deliver the Cash Merger Consideration to the Holders pursuant to Article I hereof, including breaches by Acquiror of its covenant to deliver any adjustment to the Cash Merger Consideration pursuant to Section 1.8(c) hereof or to pay the Additional Cash Payment, which are addressed in clause (v) of this Section 9.2(c), and (c) if there is any Stock Merger Consideration, breaches of the Acquiror's representations and warranties contained in Section 3.7(b) hereof, which are addressed in clause (vi) of this Section 9.2(c)), unless and until the aggregate amount of all

    Specified Damages incurred by such Indemnified Party hereunder exceeds Three Million Dollars ($3,000,000) (the "Threshold Amount"), at which time such Indemnified Party shall be entitled to indemnification only for all such Specified Damages sustained by such Indemnified Party to the extent that the amount of such Specified Damages exceeds the Threshold Amount;

            (ii)  no Acquiror Indemnitee shall be entitled to indemnification for any Damages pursuant to Section 9.2(a) arising out of or relating to any breach of the representations and warranties set forth in Section 2.19 (Taxes) (collectively, the "Tax Damages"), which arise out of any particular breach or occurrence, unless and until the aggregate amount of all Tax Damages incurred by such Person hereunder exceeds $1,000,000 (the "Tax Threshold Amount"), at which time such Person shall be entitled to indemnification for all such Tax Damages sustained by such Person to the extent that the amount of such Tax Damages exceeds the Tax Threshold Amount;

            (iii)  in no event shall the aggregate amount of Damages for which Acquiror Indemnitees shall be entitled to indemnification exceed the Escrow Amount;

            (iv)  in no event shall the aggregate amount of Specified Damages (including the Stock Merger Consideration Damages if clause (vi) does not apply) for which Shareholder Indemnitees shall be entitled to indemnification in the aggregate exceed Twenty Million Dollars ($20,000,000);

            (v)  in no event shall the aggregate amount of Damages for which Shareholder Indemnitees shall be entitled to indemnification with respect to any claim for any breach by the Acquiror of its covenant to deliver the Cash Merger Consideration to the Holders pursuant to Article I hereof, including any breach by the Acquiror of its covenant to deliver any adjustment to the Cash Merger Consideration pursuant to Section 1.8(c) hereof or to pay the Additional Cash Payment (the "Cash Merger Consideration Damages"), in the aggregate exceed the amount of the Cash Merger Consideration, as adjusted pursuant to Section 1.8(c) hereof, plus the Additional Cash Payment, less any amounts paid to the Exchange Agent that have been paid to Holders and any amounts that a Holder has not received because of the Holder's failure to deliver the documentation specified in Section 1.2 hereof;

            (vi)  unless an Advisor-Arranged Trade has been consummated in accordance with the terms of the Registration Rights Agreement and the Holders party thereto have received the Target Proceeds, if the Acquiror has elected to deliver any Stock Merger Consideration, in no event shall the aggregate amount of Damages for which the Shareholder Indemnitees shall be entitled to indemnification with respect to any claim for any breach by the Acquiror of its representations and warranties contained in Section 3.7(b) hereof (the "Stock Merger Consideration Damages") in the aggregate exceed the Stock Calculation Amount; and

            (vii) the amount of Damages for which any Person is entitled to indemnification shall be reduced by (A) any actual tax savings realized in the tax year in which Damages were incurred and (B) any payments (including insurance payments) recovered from any third party within 24 months following the receipt of any indemnity payments pursuant to this Section 9.2 as a result of the incurrence of such Damages or the facts or circumstances giving rise thereto (other than any payments received by Acquiror from American International Specialty Lines Insurance Company pursuant to the Binder Agreement dated November 20, 2002). Notwithstanding anything to the contrary in this Agreement, Damages indemnifiable hereunder (i) shall expressly exclude consequential damages, special or incidental damages, lost profits, diminution in value, indirect damages or other speculative damages, unless such damages are paid or payable by an Indemnified Party to a third party; (ii) shall expressly exclude Damages incurred by an Indemnified Party to the extent resulting from actions taken by such Indemnified Party or its Affiliates following the Closing; and (iii) shall not be computed or determined using a multiple of earnings, book value or any similar item which may have been used in arriving at the Merger Consideration or which may be reflective of the Merger Consideration.

          (d)  To the extent that any Damages which are subject to indemnification hereunder are covered by insurance held by any Indemnified Party, the applicable Indemnified Party shall use its commercially reasonable efforts to obtain the maximum recovery from the provider of such insurance. If the Indemnified Party (i) within 24 months following the receipt of any indemnity payments pursuant to Section 9.2 hereof for any Damages, obtains any insurance recovery from a third party insurance provider for such Damages, (ii) within 24 months following the receipt of any indemnity payments pursuant to Section 9.2 hereof for any Damages, obtains any recovery from any other third party for such Damages; or (iii) realizes any actual tax savings in the year in which such Damages were incurred (unless a reduction for such actual tax savings was already included in the amount of Damages for which such Indemnified Party is entitled to indemnification pursuant to Section 9.2(c)(v)), then such Indemnified Party shall promptly pay over to the Indemnitor (in the case of the Holder Representative, to be distributed to the Holders pro rata in accordance with their Applicable Percentages) the amount of the net cash proceeds received by such Indemnified Party for such Damages, or the amount of actual tax savings realized in connection with such Damages in the year in which such Damages were incurred, up to, but not in excess of, the amount of the indemnity payments made by the Indemnifying Party for such Damages.

          (e)  The term "Damages" as used in this Section 9.2 is not limited to matters asserted by third parties against Shareholder Indemnitees or Acquiror Indemnitees, but includes Damages incurred or sustained by such persons in the absence of third party claims, and payments by the indemnitee shall not be a condition precedent to recovery.

        Section 9.3    Conduct of Proceedings.    (a) If any claim, action, suit or proceeding arising from any claim of a third-party or otherwise covered by the foregoing agreements to indemnify and hold harmless (a "Proceeding") shall arise, the party seeking indemnification pursuant to this Article IX (the "Indemnified Party") shall, within the relevant limitation period provided for in Section 9.1 above, give written notice thereof to the Holder Representative, on behalf of the Holders, or the Acquiror, as applicable (the "Indemnitor"), describing in reasonable detail the facts and circumstances with respect to the subject matter of such proceeding promptly after the Indemnified Party learns of the existence of such Proceeding and shall include (if then known) the amount or the method of computation of the amount of such claim; provided, however, that the Indemnified Party's failure to give the Indemnitor prompt and/or proper notice shall not limit the Indemnified Party's right to indemnification except to the extent that such failure has prejudiced the Indemnitor's ability to defend the Proceeding.

          (b)  In any Proceeding involving a claim brought by a third party, the Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend against any such Proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Acquiror or the Holders, as applicable; provided that, (i) the Indemnitor acknowledges in writing its, or in the case of the Holder Representative, the Holders', obligation to indemnify the Indemnified Party with respect to such matter; (ii) the Indemnitor shall not, except with the consent of the Indemnified Party, settle, or consent to entry of any judgment in any Proceeding, without obtaining an unconditional release of the Indemnified Party from all damages in respect of the claims underlying such Proceeding; (iii) the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense and (iv) if in the opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Party, the Acquiror or the Holders, as applicable, shall be responsible for reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. The parties will fully cooperate in any such action, and shall, to the extent not inconsistent with the preservation of attorney-client or work product privileges, make available to each other any books or records useful for the defense of any such Proceeding. If the Indemnitor fails to defend against or settle such Proceeding, the Indemnified Party shall have the right to undertake the defense and settlement of any such Proceeding, at the Acquiror's or Holders' expense, as applicable expense; provided that, if the Indemnified Party assumes the defense of any such Proceeding, the Indemnified Party shall not settle such Proceeding prior to final judgment thereon or forego any appeal with respect thereto without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld).

        Section 9.4    Sole Remedy; Time Limitation; Escrow.    After the Closing has occurred, the right to indemnification under this Article IX shall be the exclusive remedy of each party hereto in connection with any and all matters covered by this Agreement. Notwithstanding the foregoing provisions of this Article IX, an Indemnitor shall have no responsibility or obligation with respect to any claim for indemnification asserted pursuant to this Article IX unless such claim is asserted in writing by the Indemnified Party to the Indemnitor within the applicable survival period describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim. The Escrow Amount shall serve as the sole and exclusive source of payment and remedy to satisfy any claim for Damages for which any Acquiror Indemnitee is entitled to indemnification pursuant to Section 9.2(a). All such Damages shall be paid by the Escrow Agent from the Escrow Amount in accordance with the provisions of this Agreement and the Escrow Agreement. Notwithstanding the foregoing, no person shall be deemed to have waived any rights, claims, causes of action or remedies arising from fraud, intentional misrepresentation or active concealment against the perpetrators of such fraud.

ARTICLE X.
TERMINATION/EFFECTIVENESS

        Section 10.1    Termination.    This Agreement may be terminated and the transactions contemplated hereby abandoned:

          (a)  By mutual written consent of the parties, at any time prior to the Closing.

          (b)  Prior to the Closing, by written notice to the Company from Acquiror, if

            (i)    there is any material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if a representation or warranty of the Company set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be untrue in any respect or if a representation or warranty of the Company that is not so qualified shall be untrue in any material respect, in either case, such that the condition specified in Section 8.2(a) hereof would not be satisfied by the Outside Date (a "Terminating Company Breach"), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the "Company Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period,

            (ii)  the Acquiror Common Stock has been delisted from NASDAQ, unless the Acquiror Common Stock is then listed on NYSE, and Acquiror has not elected to pay all of the Stock Merger Consideration in cash pursuant to Section 1.3(b),

            (iii)  the Closing has not occurred on or before March 31, 2003 (the "Company Outside Date") other than as a result of a breach of a representation, warranty, covenant or agreement of Acquiror or Merger Sub contained in this Agreement; provided that if the conditions set forth in Sections 8.1(a) or 8.1(d) shall not have been satisfied by such date, other than, as a result of a breach of a representation, warranty, covenant or agreement of the Company contained in this Agreement, the Window Period shall begin on the first Eligible Day to occur after the four (4) trading days after the date on which the latter of such conditions is satisfied, and the Company Outside Date shall be extended to the end of such Window Period; provided, further that in no event shall the Company Outside Date be later than May 15, 2003,

            (iv)  any material governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate Governmental Authority, or

            (v)  consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

          (c)  Prior to the Closing, by written notice to Acquiror from the Company, if

            (i)    there is any material breach of any covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, or if a representation or warranty of Acquiror or Merger Sub set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be untrue in any respect or if a representation or warranty of Acquiror or Merger Sub that is not so qualified shall be untrue in any material respect, in either case, such that the condition specified in Section 8.3(a) hereof would not be satisfied by the Outside Date (a "Terminating Acquiror Breach"), except that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the "Acquiror Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period,

            (ii)  the Acquiror Common Stock has been delisted from NASDAQ, unless the Acquiror Common Stock is then listed on NYSE, and Acquiror has not elected to pay all of the Stock Merger Consideration in cash pursuant to Section 1.3(b),

            (iii)  the Closing has not occurred on or before March 31, 2003 (the "Acquiror Outside Date") other than as a result of a breach of a representation, warranty, covenant or agreement of the Company contained in this Agreement; provided, that if the condition set forth in Section 8.1(a), or the condition set forth in Section 8.1(d) (if the S-4 Registration Statement has been filed by March 31, 2003), shall not have been satisfied by such date, other than as a result of a breach of a representation, warranty, covenant or agreement of Acquiror or Merger Sub contained in this Agreement, the Window Period shall begin on the first Eligible Day to occur after the four (4) trading days after the date on which the latter of such conditions is satisfied, and the Acquiror Outside Date shall be extended to the end of such Window Period; provided, further that in no event shall the Acquiror Outside Date be later than May 15, 2003,

            (iv)  any material governmental or regulatory consent or approval required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate Governmental Authority, or

            (v)  consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

        Section 10.2    Effect of Termination.    In the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination, and the parties hereto acknowledge that it is intention of the parties hereto that no party shall have any remedy or right to recover for any losses or damages resulting from any breach of the provisions hereof prior to the termination of this Agreement unless such breach was intentional and willful on the part of the breaching party. The provisions of Section 6.1, this Section 10.2 and Article XIII hereof shall survive any termination of this Agreement. This Section 10.2 shall not impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE XI.
CERTAIN DEFINITIONS

        As used herein, the following terms shall have the following meanings:

          "338(h)(10) Election" has the meaning specified in Section 2.19.

          "Acquiror" has the meaning specified in the Preamble hereto.

          "Acquiror Certificates" has the meaning specified in Section 1.2(a).

          "Acquiror Common Stock" means the Common Stock, $0.01 par value, of Acquiror.

          "Acquiror Cure Period" has the meaning specified in Section 10.1.

          "Acquiror Indemnitees" has the meaning specified in Section 9.2.

          "Acquiror Maximum Amount" has the meaning specified in Section 9.2.

          "Acquiror Outside Date" has the meaning specified in Section 10.1.

          "Action" means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

          "Additional Cash Payment" has the meaning specified in Section 1.1.

          "Advisor-Arranged Trade" has the meaning assigned to such term in the Registration Rights Agreement.

          "Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

          "Aggregate Fully-Diluted Shares" shall have the meaning specified in Section 1.1.

          "Aggregate Option Exercise Price" shall have the meaning specified in Section 1.1.

          "Aggregate Outstanding Shares" shall have the meaning specified in Section 1.1.

          "Agreement" has the meaning specified in the preamble hereto.

          "Ancillary Agreements" means the Escrow Agreement, the Registration Rights Agreement, the Employment Agreements, the Restricted Stock Agreements, the Stock Purchase Agreements, the Voting Agreement, the Representation Letters and the Holder Acknowledgements.

          "Antitrust Authorities" means the Antitrust Division of the United Stated Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

          "Applicable Percentage" means, with respect to any Holder, a ratio equal to the Merger Consideration to which such Holder is entitled as a result of the Merger, divided by the aggregate Merger Consideration, expressed as a percentage. For purposes of this definition, (a) the Stock Merger Consideration which any Holder is entitled to receive shall be deemed to equal (i) the number of shares of Acquiror Common Stock such Holder is entitled to receive, multiplied by (ii) the Average Trading Price, (b) the Management Rollover Consideration which any Holder is entitled to receive shall be deemed to equal (i) the number of shares of Surviving Corporation Class B Common Stock such Holder is entitled to receive, multiplied by (ii) $24,000, (c) the Stock Merger Consideration shall be deemed to equal the Stock Calculation Amount, and (d) the Management Rollover Consideration is shall be deemed to equal $985,000.

          "Audited Financial Statements" has the meaning specified in Section 2.7.

          "Australian J.V." has the meaning specified in Section 5.4.

          "Australia Transaction" has the meaning specified in Section 5.4.

          "Average Trading Price" means the average of the weighted average of the trading prices of the Acquiror Common Stock on NASDAQ or NYSE, as applicable, for each of the days in the five-day trading period ending on the Pricing Date.

          "Benefit Plan" has the meaning specified in Section 2.8.

          "Black-Out Period" has the meaning specified in Section 7.2.

          "business day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

          "Carlyle-EPI" has the meaning specified in the Preamble.

          "Cash and Cash Equivalents" shall mean all "cash" and "cash equivalents" of the Company that would be required to be reflected as such on a balance sheet prepared in accordance with GAAP as of the date of determination, minus an amount equal to any cash and cash equivalents received by the Company from the sale of its interests in the Australian J.V. pursuant to Section 5.4 hereof.

          "Cash Consideration Percentage" means a ratio equal to the number of shares of Acquiror Common Stock comprising the Stock Merger Consideration that Acquiror elects to pay in cash pursuant to Section 1.3(a), divided by the number of shares of Acquiror Common Stock comprising the Stock Merger Consideration (including all shares that Acquiror is electing to pay in cash), expressed as a percentage.

          "Cash Merger Consideration" has the meaning specified in Section 1.1.

          "Cash Merger Consideration Damages" has the meaning specified in Section 9.2.

          "Cash Percentage" means a fraction, stated as a percentage, the numerator of which is the Cash Merger Consideration and the denominator of which is the sum of (i) the numerator and (ii) the Stock Calculation Amount.

          "Cash Per Fully-Diluted Share" has the meaning specified in Section 1.1.

          "Certificate of Merger" has the meaning specified in the Recitals.

          "Closing" has the meaning specified in Section 7.2.

          "Closing Date" has the meaning specified in Section 7.2.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning specified in the Preamble hereto.

          "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

          "Company Cure Period" has the meaning specified in Section 10.1.

          "Company Material Contracts" has the meaning specified in Section 2.9.

          "Company Net Indebtedness" means (i) the aggregate principal amount of Indebtedness and accrued interest thereon of the Company and its Subsidiaries outstanding as of the Closing Date, minus (ii) the aggregate principal amount of any Indebtedness related to capital leases determined in accordance with GAAP, minus Distributable December Cash.

          "Company Outside Date" has the meaning specified in Section 10.1.

          "Company Principal Shareholder Representation Letter" has the meaning specified in Section 8.2.

          "Company Principal Shareholders" means State Board of Administration of Florida, Carlyle International Partners II, L.P., C/S International Partners, Carlyle-EPI Partners II, L.P., Carlyle Partners II, L.P., Carlyle-EPI Partners, L.P., Carlyle Investment Group, L.P., Carlyle International Partners III, L.P., Carlyle-EPI International Partners, L.P., Carlyle High Yield Partners, L.P. and Carlyle SBC Partners II, L.P.

          "Company Shares" has the meaning specified in Section 1.1.

          "Company Shareholders' Meeting" has the meaning specified in Section 4.6.

          "Confidentiality Agreements" means that certain Confidentiality and Non-Disclosure Agreement, dated as of June 4, 2001, and amended as of March 25, 2002, between Ticketmaster and Entertainment Publications Operating Company and that certain Confidentiality and Non-Disclosure Agreement, dated as of March 25, 2002, between Acquiror and Entertainment Publications Operating Company.

          "Constituent Corporations" shall have the meaning specified in the Recitals.

          "Contracts" means any contracts, agreements, subcontracts, leases, purchase orders and commitments (oral or written).

          "Credit Agreement" means that certain Credit Agreement, dated as of November 12, 1999, by and among the Company, Entertainment Publications Operating Company, Inc., as Borrower, the Lenders party thereto, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent.

          "Damages" has the meaning specified in Section 9.2.

          "December 2002 Inventory" means the inventories of the Company and its subsidiaries as of December 31, 2002 set forth on the final December Statement of Working Capital.

          "December 2002 Working Capital" means the Working Capital of the Company and its Subsidiaries as of December 31, 2002 set forth on the final December Statement of Working Capital.

          "December 20 2002 Inventory" means the inventories of the Company and its Subsidiaries as of December 20, 2002 based on a linear interpolation of the November 2002 Inventory and December 2002 Inventory calculated in the same manner as the calculation of Target Inventory set forth on Schedule 1.6 hereto.

          "December 20 2002 Working Capital" means (i) the Working Capital of the Company and its Subsidiaries as of December 20, 2002 based on a linear interpolation of the November 2002 Working Capital and December 2002 Working Capital calculated in the same manner as the calculation of Target Working Capital set forth on Schedule 1.6 hereto and (ii) any Cash and Cash Equivalents of the Company as of December 20, 2002 in excess of the December Cash Target.

          "December Cash" means (i) all Cash and Cash Equivalents of the Company as of the close of business on December 20, 2002 and (ii) all December 20, 2002 Working Capital in excess of the Target Working Capital, less any December 20, 2002 Inventory in excess of Target Inventory; provided that in no event shall December Cash exceed the December Cash Target.

          "December Cash Target" means Twenty-Nine Million Dollars ($29,000,000).

          "December Statement of Working Capital" has the meaning specified in Section 1.6

          "Distributable December Cash" means (i) if the Closing Date is on or prior to January 30, 2003, an amount of cash equal to 60% of the estimated December Cash on the Preliminary Statement of December Cash and (ii) if the Closing Date is after January 30, 2003, 60% of the December Cash set forth on the Statement of December Cash.

          "Effective Time of the Merger" has the meaning specified in Section 7.1.

          "Employment Agreements" has the meaning specified in Section 8.2(d).

          "Employee Bonus Amount" means the aggregate amount of all Employee Bonuses.

          "Employee Bonuses" means the employee bonuses set forth on a schedule to be delivered to Acquiror prior to Closing pursuant to Section 1.2(d), which in the aggregate will not exceed $2,650,000.

          "Environmental Laws" means all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules, or regulations relating to pollution or protection of the environment, as in effect as of the date hereof (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended, and the California Hazardous Waste Control Act, as amended).

          "ERISA" has the meaning specified in Section 2.8.

          "Escrow Agent" means the Person acting as escrow agent pursuant to the Escrow Agreement.

          "Escrow Agreement" has the meaning specified in Section 1.4.

          "Escrow Amount" shall have the meaning assigned to such term in the Escrow Agreement.

          "Exchange Act" has the meaning specified in Section 2.24.

          "Financial Statements" has the meaning specified in Section 2.7.

          "GAAP" has the meaning specified in Section 2.7.

          "Governmental Authority" means any Federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

          "Government Order" means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          "Holder Acknowledgment" means an agreement or certificate signed by a holder of Options acknowledging cancellation of all Options held by such holder in the form attached hereto as Exhibit 1.1(b)(iii).

          "Holder Allocable Expenses" has the meaning specified in Section 1.5.

          "Holder Representative" has the meaning specified in Section 12.1.

          "Holders" means each Shareholder and each Optionholder.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Inbound License Agreements" has the meaning specified in Section 2.13.

          "Indebtedness" of any Person means (a) any indebtedness of such Person and its Subsidiaries, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances, (b) any amounts owed by such Persons and its Subsidiaries under capital leases as determined in accordance with GAAP, (c) any balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or account payable, in each case referred to in this clause (c) incurred in the ordinary course of business, (d) all indebtedness of others secured by a Lien on any asset of such Person or any of its Subsidiaries, and (e) to the extent not otherwise included by clauses (a), (b), (c) and (d), any guaranty by such Person or any of its Subsidiaries of any indebtedness of any other Person.

          "Indemnified Party" has the meaning specified in Section 9.3.

          "Indemnitor" has the meaning specified in Section 9.3.

          "Initial Escrow Amount" means Twenty Millions Dollars ($20,000,000).

          "Intellectual Property" has the meaning specified in Section 2.13.

          "Interim Financial Statements" has the meaning specified in Section 2.7.

          "Key Employees" has the meaning specified in Section 8.2(d).

          "Leased Real Property" means all real property leased by the Company or any of its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost of penalty and provides for annual rental payments in excess of $100,000.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, adverse claim, option, charge, easement, conditional sales agreement, or other adverse right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Majority Holders" has the meaning specified in Section 12.1.

          "Management Rollover Consideration" has the meaning specified in Section 1.1(d).

          "Management Rollover Shares" means those certain shares of Company Common Stock held by Alan Bittker, Kevin Petry, Marian Roberge and Karl Hawes identified on Schedule 1.1(f).

          "Material Adverse Effect" will be deemed to occur if any event (whether specific to the applicable party or generally applicable to multiple parties), circumstance or other matter has had, or with respect to any event, circumstance or other matter other than any change or trend in the economy in general other than such change or trend in the economy that has begun to have a disproportionate adverse effect on the applicable party, would reasonably be expected to have, a material adverse effect on, or material adverse change to, (a) the financial condition, business, results of operations, assets or liabilities of the applicable party or (b) the ability of such party to consummate the transactions contemplated by this Agreement and, with respect to Acquiror, the Ancillary Agreements to which it is a party, including without limitation, in the case of Acquiror, the issuance of the Acquiror Common Stock in connection with the Merger, other than any event, circumstance or other matter demonstrably and primarily attributable to the announcement of this Agreement or the transactions contemplated hereby (including without limitation, any disruption of employee, customer, supplier or other similar relationships arising from such announcement).

          "MBCA" has the meaning specified in Section 1.1.

          "Merger" has the meaning specified in the Recitals.

          "Merger Consideration" means the Cash Merger Consideration, the Stock Merger Consideration, the Management Rollover Consideration and the Additional Cash Payment.

          "Merger Sub" has the meaning specified in the Recitals.

          "Merger Sub Common Stock" has the meaning specified in Section 1.1.

          "Mezzanine Premium" means Six Million Five Hundred Seventy Thousand Three Hundred Fifty Seven Dollars ($6,570,357).

          "NASDAQ" means the NASDAQ National Market.

          "Non-Optionholder" means each Shareholder that is not an Optionholder or a Company Principal Shareholder.

          "Non-Optionholder Representation Letter" has the meaning specified in Section 8.2.

          "November 2002 Inventory" means the inventories of the Company and its Subsidiaries as of November 29, 2002 set forth on the final November Statement of Working Capital.

          "November 2002 Working Capital" means the Working Capital of the Company and its Subsidiaries as of November 29, 2002 set forth on the final November Statement of Working Capital.

          "November Statement of Working Capital" has the meaning set forth in Section 1.6.

          "NYSE" means the New York Stock Exchange.

          "Optionholder" means each Person that holds Options on the date hereof.

          "Options" means each outstanding option to purchase shares of Company Common Stock (whether or not vested).

          "Owned Real Property" means all real property owned by the Company or any of its Subsidiaries.

          "Payment Acknowledgements" has the meaning specified in Section 8.2(i).

          "Permit" has the meaning specified in Section 2.21.

          "Permitted Liens" means (i) mechanics, materialmen's and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings to the extent reserves for such contests are contained within the September 2002 Balance Sheet, (iii) Liens arising in connection with the sale of foreign receivables, (iv) Liens on goods in transit incurred pursuant to documentary letters of credit, (v) Liens securing rental payments under capital lease agreements to the extent they are imposed upon only the equipment leased, (vi) encumbrances and restrictions on real or personal property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property and (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

          "Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

          "Preliminary Statement of December Cash" has the meaning specified in Section 1.1.

          "Pricing Date" means the trading day prior to Closing.

          "Proceeding" has the meaning specified in Section 9.3.

          "Prospectuses" means the S-3 Prospectus and the S-4 Prospectus.

          "PWC" means PricewaterhouseCoopers LLP.

          "Registration Rights Agreement" has the meaning specified in the Recitals.

          "Registration Statements" means the S-3 Registration Statement and the S-4 Registration Statement.

          "Representation Letters" means the Shareholder Representation Letters, the Company Principal Shareholder Representation Letters and the Non-Optionholder Representation Letters.

          "Restricted Payment" means any payment to any officer, director, Shareholder or Affiliate of the Company or any Affiliate of any of the foregoing other than (i) payments in the ordinary course of business required to be made under the Material Contracts existing as of the date of this Agreement and identified on Schedule 2.9 in response to Section 2.9, (ii) payments in the ordinary course of business pursuant to any employment contract, arrangement or understanding or Benefit Plan or similar contract, arrangement or understanding in effect on the date of this Agreement, and (iii) advances in the ordinary course for travel and relocation expenses and draws on future commissions.

          "Restricted Stock Agreements" has the meaning specified in Section 8.2(d).

          "Retired Company Debt" has the meaning specified in Section 5.3.

          "Revolving Loans" has the meaning assigned to such term in the Credit Agreement.

          "S-3 Prospectus" has the meaning assigned to the term "Prospectus" in the Registration Right Agreement.

          "S-3 Registration Statement" has the meaning assigned to the term "Registration Statement" in the Registration Rights Agreement.

          "S-4 Prospectus" means the Prospectus used in connection with the S-4 Registration Statement.

          "S-4 Registration Statement" has the meaning specified in Section 5.8.

          "SEC" has the meaning specified in Section 3.4.

          "Securities Act" has the meaning specified in the Recitals.

          "September 2002 Balance Sheet" means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2002.

          "Shareholder" means each holder of record of Company Shares.

          "Shareholder Representation Letter" means a representation letter for the Shareholders (other than the Company Principal Shareholders), dated as of the Closing Date, in the form attached as Exhibit 8.2(q)(iii) hereto.

          "Specified Damages" has the meaning specified in Section 9.2.

          "Statement of December Cash" means a statement of December Cash.

          "Statements of Working Capital" means the November Statement of Working Capital and the December Statement of Working Capital.

          "Stock Calculation Amount" has the meaning specified in Section 1.1.

          "Stock Merger Consideration" has the meaning specified in Section 1.1.

          "Stock Merger Consideration Damages" has the meaning specified in Section 9.2.

          "Stock Percentage" means a fraction, stated as a percentage, the numerator of which is the Stock Calculation Amount and the denominator of which is the sum of (i) the numerator and (ii) the amount of the Cash Merger Consideration.

          "Stock Per Fully-Diluted Share" has the meaning specified in Section 1.1.

          "Stock Per Outstanding Share" has the meaning specified in Section 1.1.

          "Stock Purchase Agreements" has the meaning specified in Section 8.2(d).

          "Subsidiary" means, with respect to any Person, means (a) any corporation in an unbroken chain of corporations beginning with such Person if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which such Person is a general partner or (c) any limited liability company, partnership or other entity in which such Person possesses a 50% or greater interest in the total capital or total income of such limited liability company, partnership or other entity.

          "Surviving Corporation" has the meaning specified in Section 1.1.

          "Surviving Corporation Class B Common Stock" has the meaning specified in Section 1.1.

          "Surviving Corporation Common Stock" has the meaning specified in Section 1.1.

          "Target Inventory" means the inventories of the Company and its Subsidiaries set forth on Schedule 1.6. hereto.

          "Target Proceeds" has the meaning assigned to such term in the Registration Rights Agreement.

          "Target Working Capital" means the amount of Working Capital of the Company and its Subsidiaries set forth on Schedule 1.6 hereto.

          "Tax" or "Taxes" means (A) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, including any interest, penalty, or addition thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated or unitary group for any period or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

          "Tax Damages" has the meaning specified in Section 9.2.

          "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

          "Tax Threshold Amount" has the meaning specified in Section 9.2.

          "Terminating Acquiror Breach" has the meaning specified in Section 10.1.

          "Terminating Company Breach" has the meaning specified in Section 10.1.

          "Third Party Consents" has the meaning specified in Section 2.9.

          "Threshold Amount" has the meaning specified in Section 9.2.

          "Window Period" has the meaning specified in Section 7.2.

          "Working Capital" means the excess of (i) the sum of (a) the Company's current assets which would be required to be reflected on a balance sheet of the Company prepared as of the date of determination in conformity with GAAP (including, without limitation, receivables, inventories, prepaid expenses, any tax benefit to be realized as a result of the payment of the Employee Bonuses on the Closing Date (net of any tax liabilities related thereto) and other current assets, but excluding any Cash or Cash Equivalents (except as set forth in clause (b)) and deferred tax assets) (collectively, the "Working Capital Assets") and (b) the Working Capital Assets of the Australia J.V. if the Australia Transaction is consummated prior to the date of determination, over (ii) the sum of (a) all current liabilities which would be required to be reflected in or reserved on a balance sheet of the Company prepared as of the date of determination in conformity with GAAP (including, without limitation, accounts payable, salaries, commissions and related benefits payable and other accrued expenses and current liabilities, but excluding any Holder Allocable Expenses paid by Acquiror pursuant to Section 1.5, any amounts outstanding under the Company's Revolving Loans, the current portion of long-term debt, any other Indebtedness, derivatives, accrued interest payable and accrued income, SBT and franchise taxes) (the "Working Capital Liabilities") and (b) the Working Capital Liabilities of the Australian J.V. if the Australia Transaction is consummated prior to the date of determination. Notwithstanding any contrary accounting policies under GAAP, (A) except as set forth above, Working Capital shall be calculated before giving effect to the consummation of the transactions under this Agreement which are contemplated to take effect as of the Closing Date, and (B) Working Capital shall include any unpaid Holder Allocable Expenses in excess of amounts paid by Acquiror pursuant to Section 1.5. For the avoidance of doubt, Annex D attached hereto sets forth the working capital accounts of the Company and its Subsidiaries that are included in, and excluded from, the definition of Working Capital.

ARTICLE XII.
HOLDER REPRESENTATIVE

        Section 12.1    Designation and Replacement of Holder Representative.    The parties have agreed that it is desirable to designate a representative to act on behalf of the Holders of the Company Shares and/or Options for certain limited purposes, as specified herein (the "Holder Representative"). The Majority Holders (as defined below) have designated Carlyle-EPI as the initial Holder Representative, and approval of this Agreement by the required vote of the Shareholders, and the execution and delivery of a Holder Acknowledgment by any Holder of Options, as applicable, constitutes ratification and approval of such designation on behalf of all Shareholders and each such Holder of Options, as applicable. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than 50% of the Aggregate Fully-Diluted Shares at the Effective Time of the Merger ("Majority Holders"). In the event that a Holder

Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

        Section 12.2    Authority and Rights of Holder Representative; Limitations on Liability.    The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative will have no obligation to act on behalf of the Holders, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to estimate and determine the amounts of Holder Allocable Expenses, and to pay such Holder Allocable Expenses in accordance with Section 1.5 hereof, and to enforce all the rights and remedies conferred to the Holders pursuant to Article IX hereof on behalf of such Holders. The Holder Representative will have no liability to Acquiror, the Company or the Holders with respect to actions taken or omitted to be taken in its capacity as Holder Representative, except with respect to the Holder Representative's gross negligence or willful misconduct. The Holder Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 1.5 of this Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement, from funds paid to it under Section 1.5 of this Agreement and/or otherwise received by it in its capacity as Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and for indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Holder Representative (except for those arising out of the Holder Representative's gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the funds paid to the Holder Representative pursuant to Section 1.5 exceed the Holder Allocable Expenses, the Holder Representative shall be entitled to retain such excess amount as a fee for its services as Holder Representative hereunder.

ARTICLE XIII.
MISCELLANEOUS

        Section 13.1    Waiver.    Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        Section 13.2    Notices.    All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

    (a)
    If to Acquiror or Merger Sub, to:

        USA Interactive
        152 West 57th Street
        New York, NY 10019
        Attention: General Counsel
        Telecopy No.: (212) 314-7439

      with copies to:

        Gibson, Dunn & Crutcher LLP
        333 South Grand Avenue
        Los Angeles, California 90071
        Attention: Kenneth M. Doran
        Telecopy No.: (213) 229-7520

      and:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention: Andrew J. Nussbaum
        Telecopy No.: (212) 403-2000

    (b)
    If to the Company, to:

        Entertainment Publications, Inc.
        2125 Butterfield Road
        Troy, MI 48084
        Attention: Camille Cleveland
        Telecopy No.: (248) 637-9757

      with copies to:

        Carlyle-EPI Partners, L.P.
        c/o The Carlyle Group
        520 Madison Avenue 41st Floor
        New York, NY 10022
        Attention: Eliot Merrill
        Telecopy No.: (212) 381-4901

      and

        Latham & Watkins
        885 Third Avenue
        Suite 1000
        New York, NY 10022
        Attention: R. Ronald Hopkinson
        Telecopy No.: (212) 751-4864

    (c)
    If to the Holder Representative, to:

        Carlyle-EPI Partners, L.P.
        c/o The Carlyle Group
        520 Madison Avenue
        41st Floor
        New York, NY 10022
        Attention: Eliot Merrill
        Telecopy No.: (212) 381-4901

      with copies to:

        Latham & Watkins
        885 Third Avenue
        Suite 1000
        New York, NY 10022
        Attention: R. Ronald Hopkinson
        Telecopy No.: (212) 751-4864

or to such other address or addresses as the parties may from time to time designate in writing.

        Section 13.3    Assignment.    No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however that Carlyle-EPI may be replaced as Holder Representative in accordance with Section 12.1 of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

        Section 13.4    Rights of Third Parties.    Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person any right or remedies under or by reason of this Agreement, other than the parties hereto and the Holders (including the Company Principal Shareholders) with respect to the right to receive the Merger Consideration in accordance with Article I and the rights and remedies conferred to such Holders pursuant to Article IX hereof.

        Section 13.5    Expenses.    Except as specifically provided in this Agreement, each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 1.5 in the event the transactions contemplated hereby are consummated), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants. In the event the transactions contemplated hereby are not consummated each party hereto shall pay its own costs and expenses including, without limitation, all fees of its legal counsel, financial advisors and accountants, provided that, in the event that the transactions contemplated hereby are not consummated, the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby.

        Section 13.6    Construction.    (a) This Agreement shall be construed and enforced in accordance with the laws of the State of New York, as applied to agreements among New York residents entered into and wholly to be performed within the State of New York (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction), except as to any matters relating to the merger of the Company and Merger Sub, corporate governance or the capital stock of the Company, which shall be governed by the laws of the State of Michigan. The parties hereto irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the Courts of the State of New York, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (iv) any right to a trial by jury.

          (b)  Unless otherwise stated, references to Sections, Articles or Annexes refer to the Sections, Articles and Annexes to this Agreement. As used herein, the phrase "to the knowledge" of the Company shall mean the actual knowledge of the individuals set forth on Schedule 13.6(b)(i) and (ii) the phrase "to the knowledge of Acquiror" shall mean the actual knowledge of each the individuals set forth in Schedule 13.6(b)(ii) hereto.

          (c)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        Section 13.7    Captions; Counterparts.    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 13.8    Entire Agreement.    This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreements constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede any other prior agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

        Section 13.9    Amendments.    This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

        Section 13.10    Publicity.    All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror and the Company which approval shall not be unreasonably withheld by any party; provided, however, that, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.

        Section 13.11    Severability.    Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision that is legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

        Section 13.12    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity without the necessity of demonstrating the inadequacy of monetary damages.

        Section 13.13    Schedules.    The Schedules referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety herein. Acquiror and Merger Sub acknowledge that the disclosure or inclusion of any specific agreement, document, instrument, report, item, fact or event by the Company in the Schedules shall not create any implication or constitute any admission by the Company or its Affiliates that such agreement, document, instrument, report, item, fact or event is material to the Company or its Subsidiaries or their financial condition, businesses, operations, liabilities, assets or properties or would constitute a Material Adverse Effect. Acquiror and Merger Sub further acknowledge that the specification of any dollar amount in the representations and warranties contained in this Agreement or in the Schedules is not intended to imply that such amount or higher or lower amounts are or are not material.

        IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

USA INTERACTIVE
By:	/s/ DANIEL C. MARRIOTT
	Name:	Daniel C. Marriott
	Title:	SVP Strategic Planning
RED WING, INC.
By:	/s/ DARA KHOSROWSHAHI
	Name:	Dara Khosrowshahi
	Title:	President

ENTERTAINMENT PUBLICATIONS, INC.
By:	/s/ ALAN S. BITTKER
	Name:	Alan S. Bittker
	Title:	President and CEO

CARLYLE-EPI PARTNERS, L.P.
By:	TC Group, L.L.C., its General Partner
By:	TCG Holdings, L.L.C., its sole Managing Member
By:	/s/ PETER J. CLARE
	Name:	Peter J. Clare
	Title:	Managing Director

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  Exhibit 2.1
TABLE OF CONTENTS
RECITALS
AGREEMENT
ARTICLE I. THE MERGER
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
ARTICLE IV. COVENANTS OF THE COMPANY
ARTICLE V. COVENANTS OF ACQUIROR
ARTICLE VI. JOINT COVENANTS
ARTICLE VII. CLOSING
ARTICLE VIII. CONDITIONS TO OBLIGATIONS
ARTICLE IX. INDEMNIFICATION
ARTICLE X. TERMINATION/EFFECTIVENESS
ARTICLE XI. CERTAIN DEFINITIONS
ARTICLE XII. HOLDER REPRESENTATIVE
ARTICLE XIII. MISCELLANEOUS